EXHIBIT 10.6
     XXXXX INDICATES MATERIAL THAT WAS OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT WAS GRANTED. ALL SUCH OMITTED MATERIAL WAS FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.
COPROMOTION AGREEMENT
By and between
IMPAX LABORATORIES, INC.
and
WYETH
acting through its
WYETH PHARMACEUTICALS DIVISION
July 16, 2008

TABLE OF CONTENTS
Page

1.	DEFINITIONS		1

2.	APPOINTMENT AND OBLIGATIONS		11

	2.1.	Appointment	11
	2.2.	Adjustment to Initiation Date	11
	2.3.	Wyeth’s Option to Designate Substitute Products	11
	2.4.	Permitted Subcontractors	13
	2.5.	Undertaking not to Compete	13
	2.6.	Obligations of Impax	13
	2.7.	Obligations of Wyeth	22
	2.8.	Coordination Meetings	24
	2.9.	Ownership of Product	25
	2.10.	No Distribution	27

3.	PAYMENTS		27

	3.1.	Detail Fee	27
	3.2.	Adjustments to Detail Price	27
	3.3.	No Payment for Extra Details	28
	3.4.	Incentive Fee	28
	3.5.	Taxes and Withholding	28
	3.6.	Currency	28

4.	RECORD KEEPING; REPORTING AND AUDITS		28

	4.1.	Impax Records and Audits	28
	4.2.	Impax Reports	29
	4.3.	Market Research	30
	4.4.	Wyeth Records and Audits	30

5.	RELATIONSHIP AND PUBLICITY		31

	5.1.	Relationship of Parties	31
	5.2.	Public Announcements	31

6.	REGULATORY COMPLIANCE		31

	6.1.	Marketing Authorization	31
	6.2.	Recalls	31
	6.3.	Returns	31
	6.4.	Adverse Drug Experiences	31
	6.5.	Product Complaints	33
	6.6.	Product Inquiries	34
	6.7.	Communications with FDA	35
	6.8.	Additional Responsibilities of the Parties	35

7.	REPRESENTATIONS, WARRANTIES AND COVENANTS		35

	7.1.	Mutual Representations and Warranties	35
	7.2.	Impax Representations and Warranties	36
	7.3.	Wyeth Representations and Warranties	36
	7.4.	Wyeth Covenants	37
	7.5.	Other Opportunities	37

8.	INDEMNIFICATION AND INSURANCE		37

	8.1.	Indemnification by Impax	37
	8.2.	Indemnification by Wyeth	38
	8.3.	Defense of Actions; Settlements	38
	8.4.	Limitation of Liability	38
	8.5.	Insurance Requirements	39

9.	TERM AND TERMINATION		39

	9.1.	Term	39
	9.2.	Termination for Cause	39
	9.3.	Termination by Wyeth	39
	9.4.	Termination without Cause by Impax	39
	9.5.	Effect of Termination	39
	9.6.	Survival of Certain Provisions	40

10.	SAMPLES		40

	10.1.	Provision of Samples	40
	10.2.	Shipping and Distribution of Samples	40
	10.3.	Compliance with PDMA	41
	10.4.	Sample Carry Program	42
	10.5.	Sampling Activity System Audit	44
	10.6.	Investigation, Corrective & Preventative Actions	44
	10.7.	Monitoring & Auditing Programs	44
	10.8.	Responsibility for Compliance	45
	10.9.	In-Transit Losses	45
	10.10.	Improper Handling	45
	10.11.	Indemnity for Failure to Comply	45
	10.12.	Additional Requirements	45

11.	CONFIDENTIALITY		46

	11.1.	Nondisclosure and Nonuse Obligations	46
	11.2.	Permitted Disclosures	46
	11.3.	Return of Confidential Information	47
	11.4.	Disclosure of Agreement	47
	11.5.	Equitable Relief	47

12.	MISCELLANEOUS		48

	12.1.	Force Majeure	48
	12.2.	Severability	48
	12.3.	Assignability	48

12.4.	Notices	49
12.5.	Governing Law; Jurisdiction	49
12.6.	Dispute Resolution	49
12.7.	No Waiver	49
12.8.	Headings; Defined Terms	50
12.9.	Counterparts	50
12.10.	Entire Agreement; Amendments	50
12.11.	Further Actions	50

     SCHEDULES

Schedule 1.79	-	Sample Receipt Forms

Schedule 1.94	-	Wyeth Sales Training Program for the Initial Product Exhibit A to Schedule 1.94

Schedule 3.4	-	Sample Calculation of Incentive Fee

Schedule 7.3	-	Initial Product Patents

Schedule 6.4.6	-	Wyeth Form 1747(b)

Schedule 6.6	-	Wyeth Form 8202

COPROMOTION AGREEMENT
     This Copromotion Agreement (the “Agreement”) is made and entered into as of July 16, 2008 (the “Effective Date”), by and between Wyeth, acting through its Wyeth Pharmaceuticals Division, having a place of business at 500 Arcola Road, Collegeville, Pennsylvania 19426 (“Wyeth”) and Impax Laboratories, Inc., having a place of business at 30831 Huntwood Avenue, Hayward, California 94544 (“Impax”). Wyeth and Impax may each be referred to herein individually as a “Party” and collectively as the “Parties.”
     WHEREAS, Wyeth owns and/or controls marketing and proprietary rights to the Product (as defined below); and
     WHEREAS, Impax has a sales and marketing organization that promotes certain pharmaceutical products to physicians and other health care professionals;
     WHEREAS, the Parties desire that Impax participate in detailing the Product to Neurologists (as defined below) in the United States;
     WHEREAS, the Parties have agreed to amicably settle patent litigation currently ongoing between them, and on June 9, 2008, Wyeth and Impax entered into a Settlement and Release Agreement (the “Settlement Agreement”) in connection therewith; and
     WHEREAS, the Settlement Agreement requires the Parties, upon the Settlement Date (as such term is defined in the Settlement Agreement), to enter into this Agreement and a License Agreement (the “License Agreement”) for the grant by Wyeth to Impax of a non-exclusive license under the Licensed Patents (as such term is defined in the License Agreement) under which Impax would be permitted to make, have made, use, sell, offer for sale, import, market, promote and/or distribute the 37.5 mg, 75 mg and 150 mg dosage strength extended release venlafaxine hydrochloride capsules that are the subject of ANDA 78-057 filed by Impax on or about December 15, 2005 with the FDA for the treatment of major depressive disorder, social anxiety disorder and panic disorder, subject to the terms and conditions of the License Agreement.
     NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:
1.	DEFINITIONS.

The following capitalized terms shall have the following meanings for all purposes of this Agreement:
1.1.	“Affiliate” of any Party shall mean any Person, directly or indirectly controlling, controlled by, or under common control with such Party. For purposes of this Section 1.1, “control” shall mean (a) in the case of corporate entities, direct or indirect ownership of more than fifty percent (50%) of the stock or shares having the right to vote for the election of directors and (b) in the case of non-corporate entities, direct or indirect ownership of at least fifty percent (50%) of the equity interest with the power to direct the management and policies of such non-corporate entity, provided, however, for purposes of this Agreement, the term “Affiliate” shall not include subsidiaries in which a Party or its Affiliates owns a majority of the ordinary voting power to elect a majority of the Board of Directors, but is restricted from electing such majority by contract or otherwise, until such time as such restrictions are no longer in effect.

1.2.	“Agency” shall mean any applicable supra-national, federal, national, regional, state or local regulatory agencies, departments, bureaus, commissions, councils or other government entities regulating or otherwise exercising authority with respect to the Marketing, sale, distribution or Promotion of the Product.

1.3.	“Annual Change in Market Share” shall mean, with respect to any Product and any Contract Year, the Market Share for such Product during such Contract Year less the Market Share for such Product with respect to the twelve (12) calendar month period immediately preceding such Contract Year.

1.4.	“Annual Change in Target Neurologist Market Share” shall mean, with respect to any Product and any Contract Year, the Target Neurologist Market Share for such Product during such Contract Year less the Target Neurologist Market Share for such Product with respect to the twelve (12) calendar month period immediately preceding such Contract Year.

1.5.	“Applicable Laws” shall mean (a) the American Medical Association Guidelines on Gifts to Physicians from Industry, (b) the PhRMA Code on Interactions with Healthcare Professionals, (c) the FD&C Act and all other federal, state and local laws, and (d) the rules, regulations, guidance, guidelines and requirements of all Agencies in effect from time to time applicable to the manufacture, marketing, advertising, promotion, distribution and sale of the Product, in each case as applicable to a Party’s obligations hereunder.

1.6.	“Average Number of Tablets Per Prescription” shall mean, with respect to any Product and any Contract Year, the average number of retail tablets per prescription for such Product in the Territory during such Contract Year, as measured by IMS NPA prescription data and based on September moving annual total for the previous calendar year and once established shall remain constant for such Contract Year.

1.7.	“Average Selling Price per Tablet” shall mean, with respect to any Product and any Contract Year, the total Net Sales for such Product during such Contract Year divided by the total number of tablets of such Product sold in such Net Sales.

1.8.	“Breach” shall have the meaning set forth in Section 9.2.

1.9.	“Breaching Party” shall have the meaning set forth in Section 9.2.

1.10.	“Business Day” shall mean any day other than (a) a day which is a Saturday or a Sunday or (b) a day on which banks in New York City, New York are authorized or obligated by law or executive order to not open or remain closed.

1.11.	“Calendar Quarter” shall mean the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30, or December 31, for so long as this Agreement is in effect.

1.12.	“Claims” shall have the meaning set forth in Section 8.1.

1.13.	“Commercially Reasonable Efforts” shall mean commercially reasonable efforts and resources.

1.14.	“Competing Product” shall mean any product that is labeled to treat one or more indications, illnesses or conditions that the then-current Product is also labeled to treat.

1.15.	“Confidential Information” shall mean any proprietary technical, business and Marketing information of the other Party (including, without limitation, all sales and Marketing plans) disclosed by one Party to the other under this Agreement after the Effective Date, and whether or not such information is identified as confidential at the time of disclosure. This Agreement (including the existence and terms and conditions thereof) shall be considered Confidential Information of each Party.

1.16.	“Contract Year” shall mean any of Contract Year 1, Contract Year 2 or Contract Year 3.

1.17.	“Contract Year 1” shall mean the period beginning on the Initiation Date and ending on the day prior to the first anniversary of the Initiation Date.

1.18.	“Contract Year 2” shall mean the period beginning on the first day following Contract Year 1 and ending on the day prior to the second anniversary of the Initiation Date.

1.19.	“Contract Year 3” shall mean the period beginning on the first day following Contract Year 2 and ending on the day prior to the third anniversary of the Initiation Date.

1.20.	“CPI” shall mean the Consumer Price Index for All Urban Consumers (CPI-U): U.S. City Average, published by the U.S. Department of Labor.

1.21.	“Cumulative Detail Maximum” shall have the meaning set forth m Section 2.6.12(a).

1.22.	“Cumulative Details” shall mean, with respect to a given period of time period, the sum of Primary Details and Secondary Details actually performed during such period.

1.23.	“Detail” shall mean a face-to-face meeting, in an individual or group practice setting, between a Neurologist and one or more Impax PSRs during which a complete Product presentation that is consistent with Wyeth’s marketing and promotional strategies as communicated to Impax, is communicated to such Neurologist, and which meeting may also involve Sampling. When used as a verb, “Detail” shall mean to engage in a Detail. A complete Product presentation made to more than one neurologist shall constitute a separate Detail for each participating Neurologist (e.g., a complete presentation made to three Neurologists simultaneously shall constitute three Details.)

1.24.	“Detailed Product” shall mean the Product and all prior products designated by Wyeth as the Product pursuant to this Agreement, including, without limitation, the Initial Product.

1.25.	“Disclosing Party” shall mean the Party who is disclosing its Confidential Information to the Receiving Party.

1.26.	“Early Initiation Notice” shall have the meaning set forth in Section 2.2.

1.27.	“Extra Detail” shall have the meaning set forth in Section 2.6.12(b).

1.28.	“FDA” shall mean the United States Food and Drug Administration, or any successor entity thereto.

1.29.	“FD&C Act” shall mean the United States Federal Food, Drug, and Cosmetic Act, as amended, and the rules and regulations promulgated thereunder.

1.30.	“Impax Baseline PSR Cost” shall mean the Impax PSR Cost for the twelve (12) month period prior to the Initiation Date.

1.31.	“Impax Cost Adjustment” shall mean, with respect to any Contract Year, the percentage equal to the lesser of (a) the Impax Cost Increase for the previous Contract Year or (b) the percent increase in the CPI during such previous Contract Year.

1.32.	“Impax Cost Increase” shall mean, with respect to any Contract Year, the percentage increase (if any) in the Impax PSR Cost for such Contract Year over the Impax PSR Cost for the prior Contract Year or, in the case of the Impax Cost Increase for Contract Year 1, over the Impax PSR Baseline Cost.

1.33.	“Impax Director of Sales” shall mean Impax’s Vice President of Sales and Marketing, or a position of similar seniority occupied by a full-time employee of Impax, which position has primary oversight responsibility for the implementation of Impax’s obligations under this Agreement, for leading and supervising the Impax Sales Management Team and, in conjunction with the Impax Sales Management Team, for leading and supervising the Impax PSRs.

1.34.	“Impax Personnel” shall mean the Impax PSRs, the Impax Sales Management Team and any other employee, representative or agent of Impax or any Permitted Subcontractor that is involved in performing Impax’s obligations under this Agreement.

1.35.	“Impax PSR” shall mean a professional sales representative who is an employee of either (a) Impax or (b) a Permitted Subcontractor (in accordance with Section 2.4 below), which professional sales representative is responsible for Detailing the Product to Neurologists in accordance with this Agreement.

1.36.	“Impax PSR Cost” shall mean, with respect to any Contract Year, for the Impax Baseline Cost, with respect to the twelve (12) month period ending on the Initiation Date, Impax’s average out of pocket cost per Impax PSR for such Contract Year, determined (in the case of any Impax PSR who is an employee of a Permitted Subcontractor) by dividing the amount paid by Impax to XXXXX or any other Permitted Subcontractor for providing such Impax PSRs during such Contract Year plus the Impax Supervisory Costs for such Contract Year by the number of such PSRs provided during such Contract Year. In the event that, during any Contract Year, Impax provides Impax PSRs who are employees of Impax rather than employees of a Permitted Subcontractor, the Parties shall agree in good faith on a method for including the compensation expense to Impax of providing such Impax PSRs in Impax’s out of pocket costs on a basis that allows for a fair and accurate determination of both Impax PSR Cost and any resulting Impax Cost Increase.

1.37.	“Impax Regional Manager” shall mean a full time employee of Impax who is responsible for supervising Impax PSRs in a specified collection of sales territories.

1.38.	“Impax Sales Force” shall mean the Impax PSRs and the Impax Sales Management Team.

1.39.	“Impax Sales Management Team” shall mean (a) the Impax Regional Managers; (b) Impax’s Director of Sales Operations or equivalent thereof; and (c) the Impax Director of Sales.

1.40.	“Impax Supervisory Costs” shall mean, with respect to any Contract Year, that portion of the compensation expense, plus any reimbursed or directly allocated out-of-pocket expenses, incurred during such Contract Year by Impax to provide the Impax Sales Management Team that is allocable to management and supervision of Impax PSRs in performance of their obligations under this Agreement (and not to any other responsibilities), determined in accordance with GAAP on a consistent basis.

1.41.	“IMS” shall mean IMS Health Incorporated.

1.42.	“Incentive Fee” shall have the meaning set forth in Section 3.4.

1.43.	“Incremental Market Share” shall mean, with respect to any Product and any Contract Year, the greater of (a) the Annual Change in Target Neurologist Market Share for such Product for such Contract Year less the Annual Change in Market Share for such Product for such Contract Year or (b) zero.

1.44.	“Incremental Net Sales” shall mean, with respect to any Product and any Contract Year, XXXXX for such Product in the Territory for such Contract Year XXXXX:
(a)	XXXXX

(b)	XXXXX.
In the case of any Product that is Detailed under this Agreement for only a portion of a Contract Year (a “Partial Contract Year”), Incremental Net Sales shall be determined by reference to such Partial Contract Year by determining the following on the basis of such Partial Contract Year rather than the full Contract Year: XXXXX.

1.45.	“Indemnified Party” shall have the meaning set forth in Section 8.3.

1.46.	“Indemnifying Party” shall have the meaning set forth in Section 8.3.

1.47.	“Initial Product” shall mean desvenlafaxine tablets currently Marketed by Wyeth under the brand name PRISTIQ™ in the Territory.

1.48.	“Initial Training” shall have the meaning set forth in Section 2.6.8(a).

1.49.	“Initiation Date” shall mean July 1, 2009, or such earlier date as may be established pursuant to Section 2.2.

1.50.	“Market” shall mean, when used as a verb, to market, sell, distribute, Promote, or advertise a product.

1.51.	“Market Share” shall mean, with respect to any Product and any period, the total prescriptions written for the Product in the Territory during such period as a percentage of the total prescriptions written for all products in the Product’s Therapeutic Category in the Territory during such period, each as measured by monthly Xponent prescription data published by IMS; it being understood that the Therapeutic Category for the Initial Product shall be the Antidepressant Category, as defined by IMS.

1.52.	“Minimum Detail Requirement” shall have the meaning set forth in Section 2.6.12(a).

1.53.	“Monthly Detail Report” shall mean, collectively, the raw data, written report and other information that Impax is required to deliver to Wyeth on a monthly basis pursuant to Section 4.2.

1.54.	“Net Sales” shall mean the aggregate gross amounts invoiced for the sale of Product by or on behalf of Wyeth or any of its Affiliates (each a “Selling Person”) in arm’s length transactions with Third Parties for use in the Territory, less the following deductions, in each case to the extent specifically related to Product and taken by the Selling Person or otherwise paid for, or accrued by, the Selling Person: (i) cash discounts; (ii) adjustments on account of price adjustments, or billing adjustments; (iii) returns of rejected or damaged goods; (iv) chargebacks; (v) the cost of duties, insurance, freight handling or other transportation costs to the extent included in any invoiced amount used to determine gross sales; and (vi) rebates, promotional allowances, and similar payments to all direct customers, including wholesalers and other distributors, buying groups, health care insurance carriers, pharmacy benefit management companies, health maintenance organizations, Medicaid or Medicare or similar type programs. Net Sales shall be determined using the accrual method of accounting determined in a manner consistent with Wyeth’s practice for its other pharmaceutical products. Sales of Product by and between Wyeth and its Affiliates are not sales to Third Parties and shall be excluded from Net Sales calculations for all purposes, it being understood that the sale of Product by Wyeth or any of its Affiliates to a Third Party shall be utilized in calculating Net Sales under this Agreement.

1.55.	“Neurologist” shall mean a medical doctor who is (a) licensed to practice medicine in the Territory, (b) certified in the practice of neurology by the American Board of Psychiatry and Neurology and (c) identified as a neurologist or as practicing any subspecialty of neurology, other than pediatric neurology or any pediatric subspecialty, based on the American Medical Association specialty code contained within the monthly prescriber log delivered by IMS (or such other Third Party vendor as Wyeth may utilize). “Neurologist” shall also include any nurse practitioner or physician’s assistant having prescribing authority and acting under the supervision of a Neurologist, provided, however, that for the purpose of determining the number of Details, (i) any nurse practitioner or physician’s assistant together with his or her supervising Neurologist shall be treated as a single Neurologist and (ii) any nurse practitioner or physician’s assistant shall be treated as being under the supervision of only one Neurologist.

1.56.	“New Hire Training” shall have the meaning set forth in Section 2.6.8(b).

1.57.	“Non-Breaching Party” shall have the meaning set forth in Section 9.2.

1.58.	“Non-Target Neurologist” shall mean a Neurologist practicing in the Territory who is not a Target Neurologist.

1.59.	“Permissible Initiation Dates” shall mean each of the following: July 1, 2008, October 1, 2008, January 1, 2009, April 1, 2009 and July 1, 2009.

1.60.	“Permitted Subcontractor” shall have the meaning set forth in Section 2.4.

1.61.	“Person” shall mean an individual, a corporation, a partnership, an association, a trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

1.62.	“Prescribing Information” shall mean the prescribing information published by Wyeth in connection with the Marketing of the Product.

1.63.	“Primary Detail” shall mean a Detail in which Product information is communicated by an Impax PSR to a Target Neurologist or a Non-Target Neurologist, in each case subject to the provisions of Section 2.6.12(b), with the specified content as defined from time to time by Wyeth within its reasonably exercised discretion, where (a) such information is the first such product information communicated by such Impax PSR, (b) the predominant portion of time and emphasis during such communication is focused on the Product and (c) such Detail involves the communication of information with respect to no more than three (3) products.

1.64.	“Primary Detail Price” shall have the meaning set forth in Section 3.1.

1.65.	“Product” shall mean the Initial Product or such other product as Wyeth may designate from time to time pursuant to Section 2.3 to have Detailed by Impax for Wyeth under this Agreement.

1.66.	“Product Substitution Notice” shall have the meaning set forth in Section 2.3.1.

1.67.	“Promotion” shall mean those activities, including, without limitation, detailing and distributing samples of a product, normally undertaken by a pharmaceutical company’s sales force to implement marketing plans and strategies aimed at encouraging the appropriate use of a particular prescription pharmaceutical product. When used as a verb, “Promote” shall mean to engage in such activities.

1.68.	“Quarterly Detail Minimum” shall mean XXXXX (XXXXX) Cumulative Details (such amount to be prorated for any partial period of three consecutive calendar months, including that portion of such period during which there is a downward adjustment as provided in this Section 1.68), provided that the Quarterly Detail Minimum shall be adjusted downward by fifty percent (50%) during the first three calendar months following the completion of any Initial Training of the Impax Sales Force with respect to the Initial Product or a subsequent Product pursuant to Sections 2.6.8 and/or 2.3.3 and shall be reduced pro rata in the case of any suspension of Product Sales due to regulatory action or a product suspension or recall or voluntary withdrawal by Wyeth based on the percentage which represents the number of Business Days in the Calendar Quarter during which Detailing of the Product is suspended or prohibited (other than as a result of any action or omission by Impax or any Impax PSR) relative to the total Business Days in such Calendar Quarter.

1.69.	“Quarterly Details” shall mean the number of Cumulative Details performed by Impax during a given Calendar Quarter.

1.70.	“Quarterly Meeting” shall mean those meetings between Impax and Wyeth as described in Section 2.8.

1.71.	“Receiving Party” shall mean the Party who is receiving Confidential Information from the Disclosing Party.

1.72.	“Refresher Training” shall have the meaning set forth in Section 2.7.6(c).

1.73.	“Retired Neurologist” shall mean a Neurologist that is deceased or is no longer practicing in the Territory.

1.74.	“Sales Call” shall mean an interaction between an Impax PSR and a Neurologist in which the Product is the subject of either a Primary Detail or a Secondary Detail.

1.75.	“Sales Call Plan” shall mean the plan established from time to time pursuant to Section 2.6.11, which sets forth the Detailing reach (i.e., number of Neurologists) and frequency (i.e., number of Details per Neurologist and the relevant timing of such Details) objectives for the Impax PSRs.

1.76.	“Sample” shall mean a unit of the Product packaged as a sample, as used by Wyeth, that is not intended to be sold and is intended to promote the sale of the Product. When used as a verb, “Sample” shall mean to provide Samples to Neurologists.

1.77.	“Sample Audit” shall have the meaning set forth in Section 10.5.

1.78.	“Sample Carry Program” shall have the meaning set forth in Section 10.4.

1.79.	“Sample Receipt Forms” shall mean those multi-part forms, whether paper or electronic, supplied by Impax or Impax’s Permitted Subcontractor for the purpose of recording Detail and Sample activity performed by Impax PSRs during Sales Calls. These forms shall also be used as Sample receipts on which to obtain a Neurologist’s signature in acknowledgment of receipt of Samples. Each Sample Receipt Form shall include, at a minimum, the information set forth in Schedule 1.79.

1.80.	“Secondary Detail” shall mean a Detail in which information about the Product is communicated by an Impax PSR to a Target Neurologist or a Non-Target Neurologist, in each case subject to the provisions of Section 2.6.12(b), with the specified content as defined from time to time by Wyeth within its reasonably exercised discretion, where (a) such information is the second product information communicated by such Impax PSR, (b) the amount of time and emphasis of such communication is less than that for the communication of information of the product that is the subject of the primary Detail during such communication, but is more than that for the communication of information with respect to any other product that is promoted during such Sales Call and (c) such

Detail involves the communication of information with respect to no more than three (3) products.

1.81.	“Secondary Detail Price” shall have the meaning set forth in Section 3.1.

1.82.	“Substitution Date” shall have the meaning set forth in Section 2.3.1.

1.83.	“Target List” shall have the meaning set forth in Section 2.7.3.

1.84.	“Target Neurologist Market Share” shall mean, with respect to any Product and any period, the total prescriptions written for the Product by Target Neurologists in the Territory during such period as a percentage of the total prescriptions written for all products in the Product’s Therapeutic Category by Target Neurologists in the Territory during such period, each as measured by monthly Xponent prescription data published by IMS; it being understood that the Therapeutic Category for the Initial Product shall be the Antidepressant Category, as defined by IMS.

1.85.	“Target Neurologists” shall mean the group of Neurologists identified by Wyeth on the then-current Target List.

1.86.	“Tier 1 Target Neurologists” shall mean the five hundred (500) Target Neurologists identified by Wyeth from time to time as Tier I Target Neurologists.

1.87.	“Tier 2 Target Neurologists” shall mean any Target Neurologist other than a Tier 1 Target Neurologist.

1.88.	“Term” shall have the meaning set forth in Section 9.1.

1.89.	“Territory” shall mean the fifty (50) states of the United States and the District of Columbia.

1.90.	“Therapeutic Category” shall mean, with respect to any Product, the therapeutic category or categories for which IMS reports prescriptions written for such Product and other products included in the same category or categories.

1.91.	“Third Party” shall mean any Person other than Wyeth, Impax or any of their respective Affiliates.

1.92.	“Trademark” shall have the meaning set forth in Section 2.9.2.

1.93.	“Wyeth Improvements” shall have the meaning set forth in Section 2.9.6.

1.94.	“Wyeth Policy on Sales and Marketing Practices” shall mean Wyeth’s promotion guidelines for the Product, as the same may be amended from time to time by Wyeth, in its sole discretion.

1.95.	“Wyeth Sales Training Program” shall mean the sales training program described in Schedule 1.95.
2.	APPOINTMENT AND OBLIGATIONS
2.1	Appointment. Wyeth hereby appoints Impax, on a non-exclusive basis, and Impax agrees, to Detail the Product in the Territory to Neurologists, as of the Initiation Date and thereafter during the Term in accordance with the terms and conditions of this Agreement. Impax, without charge or expense to Wyeth (other than as expressly set forth in Article 3 of this Agreement), shall provide all facilities, personnel (including management and sales representatives) and other resources as are reasonably necessary to successfully perform Impax’s obligations under this Agreement. The Parties specifically agree that, without Wyeth’s written consent, which Wyeth may withhold in its sole discretion, Impax shall not intentionally Detail the Product to any physician other than a Neurologist, sell or distribute the Product, place journal or other advertisements for the Product, issue press releases regarding the Product, conduct opinion leader development activity in connection with the Product, establish or participate in advisory boards concerning the Product, participate in or conduct peer selling activity concerning the Product, enter into or discuss with customers or potential customers (including, without limitation, managed care organizations) contracts for the sale of or discounts or rebates on the sale of the Product, conduct other general marketing activities with respect to the Product, or initiate, conduct or participate in any studies for the Product other than Detailing of the Product to the extent expressly permitted by this Agreement.

2.2	Adjustment to Initiation Date. Impax shall begin Detailing the Product in accordance with this Agreement no later than July 1, 2009. In the event that Impax procures the necessary resources and is prepared to begin Detailing the Product prior to July 1, 2009, Impax shall promptly notify Wyeth in writing (such notice referred to herein as the “Early Initiation Notice”). If Wyeth receives the Early Initiation Notice at least sixty (60) days prior to July 1, 2008, then the Initiation Date shall automatically be adjusted to July 1, 2008. If Wyeth receives the Early Initiation Notice at any other time prior to July 1, 2009, then the Initiation Date shall automatically be adjusted to the first of the Permissible Initiation Dates to occur no less than ninety (90) days following Wyeth’s receipt of such Early Initiation Notice, provided that in no event shall the Initiation Date occur after July 1, 2009. Notwithstanding any provision of this Section 2.2 to the contrary, in no event shall Impax permit any member of the Impax Sales Force to begin Detailing the Product before such individual has successfully completed all training required pursuant to Section 2.6.8.

2.3	Wyeth’s Option to Designate Substitute Products.
2.3.1	General. During the Term, Wyeth may, from time to time and in its sole discretion, elect to designate an alternate product as the Product that is to be Detailed by Impax under this Agreement, provided that (a)

any such alternate product must (i) be indicated for the treatment of one or more neurological conditions or (ii) target one or more illnesses or conditions commonly treated by Neurologists, and (b) Wyeth may not designate more than one (1) Product to be Detailed under this Agreement at any given time during the Term. In the event Wyeth elects to substitute an alternate product as the Product pursuant to this Section 2.3.1, Wyeth shall notify Impax in writing of such substitution (each such notice referred to herein as a “Product Substitution Notice”) no later than sixty (60) days prior to the date specified in such Product Substitution Notice as the date that such alternate product is to first be Detailed pursuant to this Agreement which date shall be the later of the date of resolution of any dispute under Section 2.3.2 and the date of the completion of Initial Training for the substituted Product (the “Substitution Date”). For the avoidance of doubt, Wyeth may elect to substitute an alternate product as the Product under this Agreement on one or more occasions during the Term, in its sole discretion provided that, without Impax’s consent, such substitution shall not occur more than once in any twelve (12) month period. Notwithstanding the foregoing limitation, in the event that a Product undergoes a recall or voluntary withdrawal from the market due to one or more adverse events, regulatory action, potential or actual infringement of any patent or other intellectual property right of any Third Party, or other reasons outside of Wyeth’s control, Wyeth may, and shall, promptly designate a substitute Product. In such event and subject to the limitations set forth in Section 2.6.12(a), with respect to the time period for which Impax is not able to Detail any Product, Wyeth shall pay to Impax a pro-rated amount based on the monthly average number of Details performed over the previous three (3) months.

2.3.2	Designation of Competitive Products. Notwithstanding any provision of Section 2.3.1 to the contrary, if at the time Wyeth delivers a Product Substitution Notice (a) Impax owns or otherwise controls a product (i) that Impax is detailing to Neurologists or Promoting, selling or marketing; (ii) for which Impax or any of its Affiliates has filed or, during the Term, expects to file, an accepted marketing approval application with the FDA; and which Impax reasonably expects to detail, Promote, sell or market during the Term or (b) Impax has previously entered into an agreement with a Third Party that obligates Impax to detail, Promote, sell or market one or more products on behalf of such Third Party, and Impax believes that the Product Substitution Notice can reasonably be expected to conflict with Impax’s activities under clauses (a) and/or (b), above then Impax shall so notify Wyeth with five (5) business days of delivery of such Product Substitution Notice. Within thirty (30) business days after receipt of Impax’s notification, Wyeth will advise Impax whether it agrees that such a conflict is reasonably likely. If Wyeth agrees, Wyeth may elect, in its sole discretion, to either (i) designate another substitute product as the

Product pursuant to Section 2.3.1 or (ii) require Impax to continue detailing the then-current Product. If Wyeth disagrees as to whether a conflict is reasonably likely, the matter will be referred to the Wyeth Pharmaceuticals President, U.S., Pharmaceuticals and Women’s Health Care and the President of Impax Pharmaceuticals for further review, which review shall be completed within ten (10) Business Days after such referral. If after such referral, either Party, in its reasonable judgment, believes a conflict is reasonably likely, Wyeth may elect, in its sole discretion, to either (i) designate another substitute product as the Product pursuant to Section 2.3.1 or (ii) require Impax to continue detailing the then-current Product.
2.3.3	Alternate Product Training. Following Wyeth’s delivery of a Product Substitution Notice, each Party shall use Commercially Reasonable Efforts to complete their respective Impax PSR training obligations under Sections 2.6.8 and 2.7.6(a) with respect to the alternate product designated in such Product Substitution Notice prior to the relevant Substitution Date. Impax shall ensure that no Impax PSR engages in the Detailing of such alternate product before such individual has successfully completed all training required pursuant to Section 2.6.8.
2.4	Permitted Subcontractors. Impax may enter into written agreements with one or more nationally recognized contract sales organizations, whether such organization is a Third Party or an Affiliate of Impax, having experience in the promotion and detailing of pharmaceutical products (each a “Permitted Subcontractor”) whereby each such Permitted Subcontractor provides professional sales representatives to serve as Impax PSRs for purposes of Detailing the Product hereunder; it being understood and agreed that XXXXX shall be a Permitted Subcontractor. The identity of any such Permitted Subcontractor shall be subject to Wyeth’s prior approval, not to be unreasonably withheld. Impax shall provide Wyeth with a copy of any such written agreement and all amendments thereto with such Permitted Subcontractor no later than ten (10) days after execution of such agreement or amendment thereto so that Wyeth can confirm that such agreement or amendment complies with the terms of this Agreement. Impax may redact the financial terms of any such agreement to the extent that such redaction does not relate to any obligation of Impax to Wyeth hereunder. Without limiting Wyeth’s ability to withhold approval for other valid reason, any such agreement or any amendment or modification thereto shall provide for such Permitted Subcontractor to fulfill the obligations imposed under this Agreement on Impax and/or its Permitted Subcontractors and shall name Wyeth as a Third Party beneficiary with direct enforcement rights against the Permitted Subcontractor.
2.5	Undertaking not to Compete. During the Term, Impax shall not Promote to physicians, sell or market, and Impax shall cause its Affiliates and each member of the Impax Sales Force not to Promote to physicians, in the Territory, any Competing Product, provided, however, that Impax shall not be prohibited under this Section 2.5 from (i) exercising its rights to sell, market and distribute Licensed Products (as such term is defined in the License Agreement) to the extent permitted under the License Agreement even if a License Product would otherwise be considered to be a Competing Product under this Agreement, provided that any such Licensed Product is not being Promoted by any member of the Impax Sales Force that is Detailing the Product under this Agreement, or (ii) selling, marketing or distributing any generic product that is AB rated to another product (other than the XR Product, as such term is defined in the License Agreement) that, if sold, marketed or distributed by Impax, would otherwise be a Competing Product under this Agreement, provided such generic product is not AB rated to the Product under this Agreement, in each case provided that any such product is not being Promoted by any member of the Impax Sales Force that is Detailing the Product under this Agreement. Any breach of this provision shall constitute a basis for termination by Wyeth pursuant to Section 9.2.
2.6	Obligations of Impax.
2.6.1	Impax Sales Force. Impax shall, at its sole expense, diligently Detail the Product in the Territory in accordance with the terms and conditions of this Agreement. In connection therewith, Impax shall maintain, in the Territory, a sales force trained in accordance with this Agreement of full-time Impax PSRs to Detail the Product using promotional materials supplied to Impax by Wyeth. Impax shall not permit any Impax PSR to Detail the Product until such Impax PSR has been trained in accordance with Section 2.6.8 below and has been certified in accordance with all certification standards established by Wyeth. All Details provided by Impax PSRs shall be either Primary Details or Secondary Details, subject to the limitations set forth in Section 2.6.12. Impax shall supervise the sales force provided by it hereunder and be responsible for its remuneration and incentives. Impax shall be an independent contractor hereunder as further described in Section 5.1 and the Impax PSRs shall remain exclusively under the authority of Impax and/or Impax’s relevant Permitted Subcontractor.
2.6.2	Removal of Impax Personnel. Impax shall promptly remove any Impax Personnel from having any responsibilities relating to the Detailing of the Product under this Agreement if required by any Applicable Laws. Further, Wyeth may request Impax to promptly remove any Impax Personnel from such responsibilities if any material events relating to the Detail of the Product have occurred to justify such removal (e.g., failure of such Impax Personnel to comply, in connection with the performance of such responsibilities, with any Applicable Laws or the Wyeth Policy on Sales and Marketing Practices). Impax shall honor any such request to the extent that Impax is permitted to do so pursuant to applicable laws.

2.6.3	Sales Management. Impax shall be responsible for supervising the Impax PSRs, whether they are employees of Impax or a Permitted Subcontractor. In connection therewith, Impax shall provide a sufficient number of full time Impax employees to serve as Impax Regional Managers, such that the average ratio of Impax Regional Managers to Impax PSRs shall be no greater than XXXXX. Impax may, but shall not be obligated to appoint one or more full time Impax employees to serve as regional directors having the responsibility for supervising a group of Impax Regional Managers in a particular geographic region of the Territory. Additionally, Impax shall designate a full time Impax employee as the Impax Director of Sales who will be responsible for (i) leading and supervising the Impax Sales Management Team, (ii) together with the Impax Sales Management Team, leading and supervising the Impax PSRs, (iii) the implementation of Impax’s responsibilities hereunder and (iv) serving as Impax’s primary point of contact for communications between Wyeth and Impax regarding the Detailing of the Product by Impax hereunder.
2.6.4	Impax Personnel. Impax Personnel shall, at all times during the Term, be employees of Impax or a Permitted Subcontractor for which Impax or such Permitted Subcontractor shall have all responsibilities as an employer, including hiring, firing, compensation and promotions. Impax Personnel shall not be, and shall not be considered to be, “employees” or “joint employees” of Wyeth for any purpose as a result of their activities under this Agreement. Wyeth shall not be responsible for the control of any members of the Impax Personnel, Impax and, as applicable, its Permitted Subcontractors, shall be solely responsible for determining all conditions of employment of all Impax Personnel. Impax shall and, as applicable, shall cause its Permitted Subcontractors to, (i) maintain all necessary personnel and payroll records for all Impax Personnel; (ii) compute wages for all Impax Personnel and withhold applicable federal, state, and local taxes and Federal FICA payments; (iii) remit employee withholdings to the proper governmental authorities and make employer contributions for federal FICA and federal and state unemployment insurance payments; (iv) pay net wages and fringe benefits, if any, directly to the Impax Personnel; and (v) provide for liability and Workers’ Compensation insurance coverage for all Impax Personnel.
2.6.5	No Wyeth Benefits. Impax acknowledges and agrees that none of the Impax Personnel, nor anyone acting on its or their behalf, shall receive any employee benefits of any kind from Wyeth in connection with their activities under this Agreement. In addition, Impax (on behalf of itself and the Impax Personnel) declines any offer now or hereafter made to participate in any of Wyeth’s benefit plans or programs. The acknowledgment and declination set forth in this Section 2.6.5 is intended to apply even if Wyeth is determined to be a co-employer or common law or statutory law employer of any of the Impax Personnel, including the members of the Impax Sales Force, notwithstanding the Parties’ express agreement to the contrary. Wyeth shall not maintain or procure any workers’ compensation or unemployment compensation insurance for or on behalf of the Impax Personnel.
2.6.6	Equal Opportunity Employer. Impax shall not and shall cause its Permitted Subcontractors to not discriminate because of race, color, religion, sex, age, national origin, disability, or status as a Vietnam veteran, as defined and prohibited by applicable laws, in the recruitment, selection, training, utilization, promotion, termination, or other employment-related activities concerning the Impax Personnel. In addition, Impax represents and warrants that both it and its Permitted Subcontractors each are and shall continue to be during the Term an equal opportunity employer and shall comply with all applicable federal, state and local laws and regulations including, to the extent required by such laws and regulations, Title VII of the Civil Rights Act of 1964; the Equal Pay Act of 1963; the Age Discrimination in Employment Act of 1967; the Immigration Reform and Control Act of 1986; the Americans with Disabilities Act; Executive Order 11246; the Rehabilitation act of 1972; the Vietnam Era Veterans Readjustment Assistance Act of 1975; and any applicable additions or amendments to any of the foregoing.
2.6.7	Compliance with Applicable Laws. In connection with the Detailing of the Product in the Territory, Impax shall comply and shall cause each of its employees, representatives, Permitted Subcontractors and agents, including, without limitation, all Impax Personnel, to comply with all Applicable Laws and shall do nothing which Impax knows would jeopardize the goodwill or reputation of Wyeth or the reputation of the Product. Any material breach of this provision shall constitute a basis for termination by Wyeth of this Agreement, at Wyeth’s option, pursuant to Section 9.2.
2.6.8	Sales Training.
(a)	Promptly following Impax’s delivery of an Early Initiation Notice pursuant to Section 2.2, but in no event later than the Initiation Date, Impax shall cause all members of the Impax Sales Force to attend and complete the Wyeth Sales Training Program (whether in person or remotely, as determined in Wyeth’s sole discretion), as described in Section 2.7.6, to educate the Impax Sales Force on the Product and the Detailing thereof. At any time that Wyeth elects to designate an alternate product as the Product pursuant to Section 2.3, Impax shall, promptly following its receipt of the applicable Product Substitution Notice but in no event later than the Substitution Date specified therein, cause all members of the

Impax Sales Force to attend and complete the Wyeth Sales Training Program with respect to such alternate product (such training for the initial Product or an alternate Product, the “Initial Training”). Impax shall ensure, record and track that each member of the Impax Sales Force has successfully completed the Wyeth Sales Training Program and is certified to Detail the Product by the Wyeth Sales Training Department before such individual is permitted to engage in any activity relating to the Detailing of the then-current Product. Any Initial Training described in this Section 2.6.8(a) shall be held at a location of Wyeth’s choosing that is reasonably acceptable to Impax (unless Wyeth elects to hold such Initial Training remotely). Impax shall bear the cost of all travel, lodging, meals, compensation and ancillary expenses of all Impax Personnel who attend any Initial Training. Wyeth shall bear the cost of delivering any Initial Training pursuant to Section 2.7.6(a).
(b)	After the Initial Training has occurred. Impax shall ensure, record and track that each new member of the Impax Sales Force has successfully completed the Wyeth Sales Training Program (“New Hire Training”) and is certified to Detail the Product by the Wyeth Sales Training Department before such individual is permitted to engage in any activity relating to the Detailing of the then-current Product. All New Hire Training shall be conducted by experienced Impax sales training personnel who have themselves been trained by Wyeth’s sales training personnel with respect to the Product and the Detailing thereof. Impax shall offer New Hire Training three (3) times per Contract Year, or more frequently as reasonably necessary based on turnover of the Impax Sales Force. Impax shall be responsible for all expenses incurred in connection with New Hire Training.
(c)	On an ongoing basis during the Term, Impax shall ensure, record and track that each member of the Impax Sales Force successfully completes at least four (4) hours of Refresher Training every six (6) months. All Refresher Training shall be conducted by experienced Impax sales training personnel who have themselves been trained by Wyeth’s sales training personnel with respect to the Product and the Detailing thereof. Impax shall be responsible for all expenses incurred in connection with Refresher Training.
(d)	In the event Impax conducts any sales training meetings related to the Product, Impax shall provide Wyeth with reasonable notice and shall allow Wyeth to have one or more Wyeth representatives attend such training at Wyeth’s expense.

2.6.9	Adverse Event or Experience Reporting Procedures. Impax shall maintain standard operating procedures consistent with and comparable to Wyeth’s standard operating procedures for handling AEs and shall conduct periodic training of the Impax Sales Force in all aspects of AE reporting and maintain training records of such trainings. At Impax’s request, Wyeth will provide training to the Impax Sales Force on standard operating procedures for handling AEs.
2.6.10	Meetings. At Wyeth’s request, Impax shall cause (i) the members of the Impax Sales Management Team, other than the Impax Regional Managers, to attend, at Impax’s expense, that portion of Wyeth’s senior sales management meetings during which the Product is discussed and (ii) the Impax Regional Managers to attend that portion of the semi-annual Wyeth district managers plan of action (“POA”) meetings during which the Product is discussed. After attending each such meeting, each Impax Regional Manager shall meet with the Impax PSRs under his or her supervision to discuss the Product POA content. Impax shall provide reasonable notice to Wyeth of similar meetings conducted by Impax during which the Product is discussed and shall permit Wyeth representatives to attend any such meeting at Wyeth’s expense.
2.6.11	Sales Call Plan. No later than thirty (30) days prior to the Initiation Date, Impax shall provide Wyeth with a copy of the proposed initial Sales Call Plan. Such Sales Call Plan shall govern the Detailing efforts of the Impax PSRs and the Impax Regional Managers. Thereafter, Impax shall propose modifications to the Sales Call Plan from time to time, but not later than sixty (60) days prior to the effective date of such modified Sales Call Plan, to reflect Wyeth’s changes to the Target List and as otherwise necessary to enable Impax to satisfy its obligations pursuant to Section 2.6.12.
2.6.12	Performance of Details.
(a)	General. During the Term, Impax shall complete no less than XXXXX Cumulative Details (the “Minimum Detail Requirement”) and no more than XXXXX Cumulative Details (the “Cumulative Detail Maximum”) of the Product to Neurologists in accordance with the terms of this Agreement and the then current Sales Call Plan. Without limiting the foregoing, in no event shall Impax deliver less than XXXXX or more than XXXXX Cumulative Details pursuant to this Agreement during any Calendar Quarter without Wyeth’s prior written consent. For the avoidance of doubt, Details completed with respect to more than one Product in the event Wyeth elects to substitute an alternate Product pursuant to Section 2.3 shall be aggregated for the purposes of determining the foregoing amounts of Cumulative Details.

(b)	Detail Allocation. Impax shall ensure that at least XXXXX percent (XXXXX%) of the Quarterly Details delivered by Impax in each Calendar Quarter are delivered to Target Neurologists. Impax shall Detail each accessible Target Neurologist at least XXXXX every Calendar Quarter, but in no event XXXXX and (ii) with respect to Tier 2 Target Neurologists, no more than XXXXX. In the event that Impax elects to Detail any Non-Target Neurologist, Impax shall not Detail such Non-Target Neurologist more than XXXXX per Calendar Quarter. Any Details performed in excess of the limitations set forth in this Section 2.6.12 or otherwise in contravention of any provision of this Agreement (each, an “Extra Detail”) shall not be considered a Detail performed by Impax under this Agreement for any purpose, including, without limitation, for purposes of determining whether Impax has delivered the minimum number of Details that it is required to deliver during a given period. Further, notwithstanding any provision of this Agreement to the contrary, Wyeth shall have no obligation to pay Impax any amount with respect to the performance of any Extra Detail.
(c)	Detail Standards. Impax shall ensure that each Detail performed hereunder is conducted in strict accordance with the then-current Wyeth Policy on Sales and Marketing Practices and the terms of this Agreement. Impax shall cause each Impax PSR when conducting each Detail to leave a business card with each Neurologist Detailed by such Impax PSR, which business card shall identify the Impax PSR as an employee or representative of Impax. In no event shall any member of the Impax Sales Force or any other Impax Personnel at any time identify, either expressly or through implication, themselves as a an employee or agent of Wyeth.
2.6.13	Data Collection and Reporting Systems. Impax shall, at no expense to Wyeth, establish and, during the Term and the three (3) year period following the expiration or earlier termination of this Agreement, maintain data collection and reporting systems, for all Details performed and all Samples distributed by any member of the Impax Sales Force, which systems and the corresponding data collection and reporting procedures shall be in compliance with Wyeth’s accountability requirements, as the same may be communicated to Impax by Wyeth in writing from time to time. In connection therewith, Impax, at its own expense, shall provide each Impax Regional Manager and each Impax PSR with a laptop computer and the necessary software to enable recording, reporting and regular transmission of data over a secured line consistent with Wyeth standards. Additionally, Impax, at its own expense, shall provide each member of the Impax Sales Force with email and voicemail access for use by Impax, each of its Permitted

Subcontractors and Wyeth in communicating with the Impax Sales Force, as the same may be communicated to Impax by Wyeth in writing from time to time. Wyeth and Impax shall agree on a data format to provide for transfer of Detail and Sample activity from Impax to Wyeth no later than sixty (60) days prior to the Initiation Date. Wyeth shall provide Impax a file format for the purpose of sending Impax PSR information to Wyeth no later than thirty (30) days prior to the initiation of the Initial Training.
2.6.14	Promotional Claims. Impax shall limit the claims of efficacy and safety for the Product made by Impax Personnel to those which are consistent with (i) Wyeth’s approved labeling for the Product in the Territory and (ii) the Wyeth Sales Training Program. Impax shall not add, delete or modify claims of efficacy or safety in its Detailing of the Product nor make any changes in Promotion materials and literature provided by Wyeth. Impax’s Detailing of the Product shall be in strict adherence to all regulatory, professional and legal requirements including, without limitation, FDA’s regulations and guidelines concerning the advertising and promotion of prescription drug products, the American Medical Association’s Guidelines on Gifts to Physicians, the PhRMA Code on Interactions with Health Care Professionals, the ACCME Standards for Commercial Support of Continuing Medical Education, the Wyeth Policy on Sales and Marketing Practices, and any amendments or updates applicable to any of the foregoing. Upon notice to Impax of any breach of this Section 2.6.14, Impax shall ensure that there is no continuance of any such offending activity. Without limiting any other provision of this Agreement or any remedy Wyeth may have hereunder, any breach of the previous sentence or any intentional breach by Impax of the other provisions of this Section 2.6.14 by Impax shall constitute a material breach for the purposes of Section 9.2.
2.6.15	Promotional Materials. The determination of the content and the quantity of any promotional materials related to the Product shall, subject to Section 2.7.7, be the sole responsibility of Wyeth. Wyeth shall send such promotional material, at its own expense, to Impax at a single location within the Territory and Impax shall be responsible, at its own expense, for distributing such promotional materials to the Impax Sales Force. In connection with the Detailing of the Product, Impax shall use only promotional materials provided by Wyeth which shall be used only for the purposes of this Agreement and all unused quantities of such promotional materials shall be returned to Wyeth upon expiration or earlier termination of this Agreement. Impax shall not, and shall cause its Permitted Subcontractors, each member of the Impax Sales Force to not, alter, in any way, any promotional materials provided by Wyeth hereunder. All copyright and other intellectual property rights in said promotional materials shall remain vested solely in Wyeth. Impax shall not create, distribute or use sales, promotion or other similar material relating to the Product without the prior written consent of Wyeth. If any promotional materials provided to Impax by Wyeth need to be withdrawn from use for any reason, Wyeth shall notify Impax of such withdrawal and Impax shall cooperate with Wyeth in effectuating any such withdrawal. Wyeth shall reimburse Impax for any reasonable and documented incremental out-of-pocket costs incurred by Impax in connection with conducting such withdrawal, except to the extent the withdrawal is attributable to (a) the breach of this Agreement by Impax or (b) the negligence or intentional misconduct of Impax or any of the Impax Personnel, in which event Impax shall (i) bear its own costs in connection with taking such actions and (ii) reimburse Wyeth for any reasonable and documented out-of-pocket costs incurred by Wyeth in connection with conducting such withdrawal to the extent that such withdrawal is attributable to such breach, negligence or intentional misconduct.
2.6.16	Sample Receipt Forms. Each Impax PSR shall complete a Sample Receipt Form with respect to each Sample disbursed by such Impax PSR. In each instance where a Sample is disbursed, the Impax PSR providing such Sample shall ensure that the Neurologist receiving such Sample signs the applicable Sample Receipt Form in acknowledgment of receipt of such Sample. Each Impax PSR shall mail to Impax or Impax’s Permitted Subcontractor (as determined by Impax), in pre-addressed, postage-paid envelopes provided by Impax, or send via electronic means, on a regular basis no less frequently than quarterly the original completed Sample Receipt Forms for Sample disbursements performed by such Impax PSR during the period covered by the report. A copy of all such Sample Receipt Forms shall be kept by Impax or its Permitted Subcontractor. Impax shall ensure that each Impax PSR fills out the Sample Receipt Forms accurately, completely and timely. For the avoidance of doubt, the foregoing obligations are in addition to the procedures set forth in Article 10.
2.6.17	Communications with Sales Representatives. Impax shall have full responsibility for the dissemination of information regarding the Product to the Impax Sales Force based on information provided by Wyeth. All written communications from Impax to any member of the Impax Sales Force containing any substantive drug information about the Product other than the Product name, description and price shall be subject to prior written approval by Wyeth. Communications such as tactical memos, competitive alerts and other routine business reports which contain no substantive drug information about the Product shall not require approval by Wyeth.
2.6.18	Sales Force Compensation Plan. Impax shall establish and, throughout the Term, maintain a sales force compensation and incentive plan. The Impax sales force compensation and incentive plan may provide for compensation based, in part, on activities outside of Impax’s responsibilities under this Agreement (e.g., the promotion of other pharmaceutical products by the Impax PSRs to the extent permitted by this Agreement), provided, however, that such sales force compensation and incentive plan shall include, for each member of the Impax Sales Force, as part of the total target bonus compensation available to be earned, a target bonus compensation based on performance of the Product which shall represent a portion of the total available target bonus compensation equivalent to the effort such member of the Impax Sales Force is to apply to activities relating to the Product being Detailed under this Agreement expressed as a percentage of the overall work effort of such member in Promoting all products on which such target bonus may be based, and provided, further, that the percentage of such target bonus compensation based on activities under this Agreement shall in no event be XXXXX percent (XXXXX%).
2.7	Obligations of Wyeth.
2.7.1	Marketing Planning, Strategy and Content. Wyeth shall have exclusive responsibility and authority for all Marketing planning and strategy for the Product and the content of promotional message(s) for the Product. Wyeth reserves the right, at its sole discretion and at any time, to change the Marketing and sales strategy and tactics for the Product, the promotional message(s) for the Product and the marketing budget for the Product.
2.7.2	Product Promotion Guidelines. Wyeth shall provide Impax with a complete copy of the Wyeth Policy on Sales and Marketing Practices no later than thirty (30) days prior to the Initiation Date. Wyeth may subsequently revise the Wyeth Policy on Sales and Marketing Practices upon written notice to Impax, which notice shall specify all relevant revisions to the then-current Wyeth Policy on Sales and Marketing Practices.
2.7.3	Target Neurologists. Wyeth shall have exclusive responsibility and authority for the establishment and maintenance of a list of no fewer than three thousand five hundred (3,500) Target Neurologists (the “Target List”). Impax shall provide Wyeth with Impax’s list of potential Target Neurologists at least ninety (90) days prior to the Initiation Date. Wyeth shall provide the initial Target List to Impax at least thirty (30) days prior to the Initiation Date, with the Parties’ expectation being that substantially all of the Target Neurologists on the initial Target List shall have been selected from Impax’s list. For clarity, any individual who is included on the Target List shall be deemed a Target Neurologist, regardless of whether such individual’s credentials meet the technical definition of the term “Neurologist” in Section 1.55. Wyeth shall update the Target List with substitute

Neurologists on a semi-annual basis such that the Target List contains at least three thousand five hundred (3,500) Neurologists. The Target List may be modified by Wyeth on a more frequent basis from time to time within its reasonably exercised discretion upon sixty (60) days prior written notice to Impax.
2.7.4	Pricing. Wyeth shall have exclusive responsibility and authority with respect to the pricing of the Product. Wyeth shall inform Impax of list price increases or decreases for the Product in the Territory at the time such information is generally announced to the trade by Wyeth.
2.7.5	Distribution and Sale of Product. Except to the extent that Impax distributes Samples of the Product to Neurologists in accordance with this Agreement, Wyeth shall have the sole right and responsibility to arrange for all distribution of the Product in the Territory, to effect and account for all sales of the Product in the Territory, and to establish and modify the terms and conditions with respect to the sale of the Product in the Territory, including any terms and conditions relating to or affecting the price at which the Product will be sold, any discount attributable to payments on receivables, distribution of the Product, credit to be granted or refused and the like.
2.7.6	Training,
(a)	Wyeth shall cause its sales trainers to conduct an Initial Training of all of the members of the Impax Sales Force with respect to the Product and the Detailing thereof in accordance with the Wyeth Sales Training Program, it being understood and agreed that Impax is responsible for general sales training. Any Initial Training shall be provided at such times and locations as Wyeth may designate and may be conducted remotely at Wyeth’s election; provided that such times and locations provide Impax with a reasonable opportunity to comply with Impax’s obligations under Section 2.6.8(a). In connection with any Initial Training, Wyeth shall provide training materials relating to the initial training in sufficient quantities to adequately train the Impax Sales Force. Wyeth shall be responsible for all expenses that it incurs in connection with delivering training pursuant to this Section 2.7.6(a). Pursuant to Section 2.6.8(a), Impax shall bear the cost of all travel, lodging, meals, compensation and incidental expenses of all Impax Personnel who attend any such training.
(b)	Within a reasonable period of time after the Initiation Date and at reasonable intervals throughout the Term, Wyeth shall cause one or more of Wyeth’s sales trainers to train Impax’s designated professional sales trainers, who, in turn, will conduct New Hire

Training and Refresher Training of the Impax Sales Force with respect to the Product and the Detailing thereof.
(c)	From time to time during the Term, Wyeth shall provide electronic training materials containing new information relating to the Product or the Detailing thereof as Wyeth deems necessary or appropriate to enable Impax to conduct ongoing training of the Impax Sales Force in regard thereto (“Refresher Training”).
2.7.7	Promotional Materials. Wyeth shall use its Commercially Reasonable Efforts to provide Impax with promotional materials for Detailing the Product to Neurologists (in such quantities as Wyeth shall reasonably determine, taking into account the number of Details such Impax PSRs are expected to deliver and which are the same as or comparable to the promotional materials Wyeth supplies to its own Sales Force with respect to the Product). Impax shall be responsible, at its own expense, for distributing such promotional materials to the Impax PSRs in accordance with Section 2.6.15.
2.7.8	Samples. Wyeth shall use Commercially Reasonable Efforts to provide Impax with Samples for distribution to Neurologists as set forth in Article 10 of this Agreement
2.7.9	Promotion by Wyeth. Wyeth shall use Commercially Reasonable Efforts (i) to minimize any targeted detailing of the Product to Target Neurologists by Wyeth’s own sales force as part of their general sales efforts in Detailing the Product and (ii) not to include Target Neurologists on any target list created for use by Wyeth or any of its Affiliates or Third Parties for use in Promoting the Product. Except as expressly provided herein, Wyeth reserves the right to Promote, detail or distribute Samples of the Product to any physician or other health care provider, at any time during the Term and/or to retain one or more of its Affiliates and/or one or more Third Parties to Promote, detail or distribute Samples of the Product to any such physician or other health care provider.
2.8	Coordination Meetings. Two (2) or more representatives of Wyeth and Impax shall meet periodically as needed, but in no event less than once during each Calendar Quarter during the Term, to discuss strategies relating to Promoting the Product, including, without limitation, Detailing, field funding and program opportunities. Each Party shall appoint a primary contact person (which, in Impax’s case, shall be the Impax Director of Sales and, in Wyeth’s case, shall be Wyeth’s Global Business Manager for the Product) to coordinate on its behalf meetings and communications between the Parties. Each Party’s primary contact person shall involve such Party’s functional experts as required to discuss any issues that arise under this Agreement. Wyeth shall consider, in good faith, input from Impax in reaching its decisions; however, Wyeth shall have final authority and responsibility for the Product’s Promotional strategy, identification of Target Neurologists and for the content and selection of the sales and Promotional material which it shall provide Impax under the terms of this Agreement.
2.9	Ownership of Product.
2.9.1	Ownership of Product. Wyeth retains and shall retain all proprietary and property interests in and to the Product. Without limiting the foregoing, Wyeth shall retain title to all Samples until delivered to Neurologists in accordance with this Agreement. Impax shall not have nor represent that it has any control over or proprietary or property interests in the Product or any Samples thereof. Nothing contained in this Agreement shall be deemed to grant to Impax, its Affiliates or any Third Party any license, right, title or interest in or to any patent, trademark, copyright, domain name, trade secret or other similar property of Wyeth except as may be authorized, in writing, by Wyeth, as applicable, for Impax to Detail the Product pursuant to this Agreement.
2.9.2	Trademark. The initial Product shall be Detailed by Impax under the trademark “PRISTIQ” owned by Wyeth. Any replacement product designated by Wyeth pursuant to Section 2.3 shall be Detailed by Impax under the trademark designated for such product in the relevant Product Substitution Notice. This Agreement does not grant to Impax any property right or interest including goodwill in the trademark “PRISTIQ” or any other trademarks, designs, logos, slogans, taglines, trade names, domain names or trade dress which Wyeth or any of its Affiliates own, use or control (collectively, the “Wyeth Trademarks”), it being understood and agreed that Impax does not require any such right or interest to fulfill its obligations under this Agreement. Impax recognizes the validity of the right, title and interest of the Wyeth Trademarks, in any country in connection with the Product, whether registered or not. Impax shall not use, and shall cause its Affiliates and Permitted Subcontractors not to use, or register in any way any Wyeth Trademark or any trademarks, designs, logos, slogans, taglines, trade names, domain names or trade dress in the course of performing Impax’s obligations under this Agreement which are confusingly similar to any Wyeth Trademark.
2.9.3	Trademark Infringement. Impax shall promptly advise Wyeth of all cases of Third Party infringement of trademarks associated with the Product that come to Impax’s attention, and shall, at the specific written request of Wyeth, render all assistance reasonably requested in connection with any action taken by Wyeth in relation to any alleged trademark infringement. The control of such action, including whether to initiate action and/or to settle, shall solely be under the control of Wyeth and Wyeth shall retain for its own account any damages or other monetary relief in connection with such action. Impax shall not undertake any action with respect to infringement of such trademarks or trade names without Wyeth’s prior written consent.
2.9.4	Patents and Patent Infringement. This Agreement does not grant to Impax, its Affiliates or any other Third Party any license, right, title or interest in or to any Patent Right owned or controlled by Wyeth or its Affiliates. Impax shall promptly advise Wyeth of all cases of Third Party infringement of patents associated with the Product that come to Impax’s attention, in the course of performing Impax’s obligations under this Agreement and shall, at the written request of Wyeth and, as between Impax and Wyeth, at Wyeth’s cost, provide any information or documents generated or obtained in connection with this Agreement as may be requested by Wyeth for use by Wyeth in connection with actions taken or to be taken by Wyeth in relation to such alleged patent infringement. The control of such action, including whether to initiate action and/or to settle, shall solely be under the control of Wyeth.
2.9.5	No Implied Licenses. Except as expressly set forth in this Agreement, this Agreement provides Impax with no right, title or interest, either express or implied, by estoppel or otherwise, in or to any intellectual property rights owned or controlled by Wyeth or any of Wyeth’s Affiliates, including, without limitation, any Patent Right, trademark, copyright, domain name, trade secret or know-how.
2.9.6	Ownership of Improvements. Wyeth or its designee shall own all right, title and interest in and to any and all inventions, discoveries, know how and other intellectual property, including any improvements thereto, that are conceived, reduced to practice or otherwise made by Impax or any of its employees or agents (whether solely or jointly with others) as a result of or in connection with the performance of its obligations under this Agreement to the extent related to any of the Detailed Products and any patent, trade secret or other intellectual property rights with respect thereto (collectively, the “Wyeth Improvements”). Impax shall promptly (a) disclose to Wyeth in writing the conception, reduction to practice or making of any Wyeth Improvements, as the same are conceived of, reduced to practice or made and (b) without additional consideration, and, at Wyeth’s expense (for reasonable and documented out-of-pocket costs incurred), assign and transfer, and cause each of its employees and agents to assign and transfer, to Wyeth or its designee any and all right, title and interest they each may have in and to such Wyeth Improvements throughout the world.
2.9.7	No Distribution. It is recognized by the Parties that Impax and/or its Permitted Subcontractors may from time to time receive orders for the Product directly from Third Parties. In such event, Impax promptly shall advise or shall cause the Impax PSRs to advise the customer that neither Impax nor its Permitted Subcontractors are authorized to accept orders for the Product, but that Impax will forward the order to Wyeth for acceptance or rejection at Wyeth’s sole discretion. Immediately thereafter, Impax shall transmit said orders and purchase order numbers promptly to Wyeth for acceptance or rejection at Wyeth’s sole discretion.
3.	PAYMENTS.

3.1	Detail Fee. In consideration for Impax’s Detailing of the Product during the Term, subject to Section 3.3, Wyeth shall pay to Impax a fee (the “Detail Fee”) in the amount of (i) XXXXX dollars ($XXXXX) for each Primary Detail (the “Primary Detail Price”) and (ii) XXXXX dollars ($XXXXX) for each Secondary Detail (the “Secondary Detail Price”), each amount as adjusted as provided in Section 3.2, delivered by the Impax PSRs during the Term, provided that in the event that at the conclusion of any Calendar Quarter during the Term Impax certifies to Wyeth in the applicable Monthly Detail Report that the Product was the only product Detailed by Impax to Neurologists during the preceding Calendar Quarter, the Primary Detail Price during such Calendar Quarter shall equal XXXXX dollars ($XXXXX), subject to adjustment as provided in Section 3.2. Each Detail Fee shall be due and payable within thirty (30) days after Impax delivers an invoice to Wyeth stating the Detail Fee that is due for the relevant Calendar Quarter.

3.2	Adjustments to Detail Price. At the beginning of Contract Year 2 and Contract Year 3, the Primary Detail Price and Secondary Detail Price shall each be increased by the amount, if any, of the Impax Cost Adjustment.

3.2.1	For example, assume that the increase in the Impax PSR Cost for Contract Year 1 over the Impax PSR Baseline Cost is 2% and that the increase in CPI during Contract Year 1 is 3%. The Impax Cost Increase for Contract Year 1 is 2% and the Impax Cost Adjustment for Contract Year 2 is the lesser of this amount (2%) or the CPI increase during Contract Year 1 (3%), or 2%. The Primary Detail Price and the Secondary Detail Price for Contract Year 2 shall be $XXXXX and $XXXXX, respectively ($XXXXX if the Product is the only product Detailed by Impax to Neurologists). Assume further that the increase in Impax PSR Cost for Contract Year 2 over the Impax PSR Cost for Contract Year 1 is 3% and that the increase in CPI during Contract Year 2 is 2.5%. The Impax Cost Increase for Contract Year 2 is 3% and the Impax Cost Adjustment for Contract Year 3 is the lesser of this amount (3%) or the CPI increase during Contract Year 2 (2.5%), or 2.5%. The Primary Detail Price and the Secondary Detail Price for Contract

Year 3 shall be $XXXXX and $XXXXX, respectively ($XXXXX if the Product is the only product Detailed by Impax to Neurologists).

3.2.2	Impax shall report to Wyeth Impax’ calculation of the proposed Impax Cost Adjustment for any applicable Contract Year, together with all relevant back-up information, within sixty (60) days of the beginning of such Contract Year.
3.3	No Payment for Extra Details. Wyeth shall have no obligation to pay Impax any amount with respect to the performance of any Extra Detail.

3.4	Incentive Fee. Within ninety (90) days after the end of each Contract Year, Wyeth shall report to Impax the amount of Net Sales for each Product for which there were Incremental Net Sales during such Contract Year, the amount of Incremental Net Sales for each such Product for such Contract Year and the basis for Wyeth’s calculation thereof. Together with such report, Wyeth shall pay to Impax an amount equal to XXXXX percent (XXXXX%) of each such Product’s Incremental Net Sales (the “Incentive Fee”) for such Contract Year. For the avoidance of doubt, the Incentive Fee shall not be due for a partial Contract Year in the event this Agreement is terminated pursuant to Section 9.2 or Impax terminates this Agreement pursuant to Section 9.3. By way of example only, a sample calculation of the Incentive Fee is set forth on Schedule 3.4.

3.5	Taxes and Withholding. Impax shall be solely responsible for all taxes that may be due to any governmental authority in connection with the payments made to it by Wyeth hereunder. All payments under this Agreement will be made without any deduction or withholding for or on account of any tax unless such deduction or withholding is required by Applicable Laws. If Wyeth is so required to deduct or withhold, Wyeth will (a) promptly notify Impax of such requirement, (b) pay to the relevant authorities the full amount required to be deducted or withheld promptly upon the earlier of determining that such deduction or withholding is required or receiving notice that such amount has been assessed against Impax, and (c) promptly forward to Impax an official receipt (or certified copy) or other documentation reasonably acceptable to Impax evidencing such payment to such authorities.

3.6	Currency. All amounts payable and calculations hereunder shall be in United States dollars.
4.	RECORD KEEPING; REPORTING AND AUDITS.
4.1	Impax Records and Audits. Impax shall keep complete and accurate records of (i) all Details delivered by the Impax Sales Force, (ii) with respect to Samples delivered by the Impax Sales Force, the quantity and dates of delivery of such Samples to each Neurologist and (iii) all information required to determine any Impax Cost Increase (including any information required to determine any Impax PSR Cost). Impax also shall keep its copies of the completed Sample Receipt

Forms. All such records shall be retained for not less than three (3) years following the Contract Year in which they are generated and, at Wyeth’s request, made available for review and copying by Wyeth or its designees during normal business hours at an Impax facility in the United States. Wyeth, either itself or using an Affiliate or Third Party auditor designated by Wyeth and reasonably acceptable to Impax, shall have the right to audit Impax’s Detail and Sample distribution activity reporting system to determine whether or not the reports submitted by Impax to Wyeth under Section 4.2 are complete and accurate. Wyeth may conduct such an audit once per year or more often as may be warranted in the event of regulatory inquiries regarding Sample distribution or Detail activity or in the event of discrepancies arising from market research activity conducted pursuant to Section 4.3. If any audit or review conducted pursuant to this Section 4.1 reveals an over-payment by Wyeth of any amount payable by Wyeth pursuant to Article 3, Impax shall reimburse Wyeth the amount of such overpayment within thirty (30) days following the date Wyeth delivers to Impax notice of such overpayment. Wyeth shall bear any costs that it incurs with conducting any audit pursuant to this Section 4.1 unless such audit determines that Wyeth has overpaid by more than five percent (5%) with respect to the payments subject to Wyeth’s audit, in which case Impax shall reimburse Wyeth for the costs of the audit.

4.2	Impax Reports. Following the Initiation Date and during the Term, within twenty-one (21) Business Days after the end of each calendar month, Impax shall provide to Wyeth the raw electronic data generated in connection with Sales Call activity and Sample disbursements (if any) and a written report, each formatted in such manner as requested by Wyeth, setting forth:
(i)	an updated list of full names, addresses and geographic sales territory covered (identified by zip code(s)) with respect to each member of the Impax Sales Force active during such calendar month;

(ii)	the number of Primary Details, the number of Secondary Details and the total number of Cumulative Details delivered by each member of the Impax Sales Force during such calendar month and Contract Year-to-date, and on a cumulative basis for all members of the Impax Sales Force for such calendar month;

(iii)	the number of Primary Details, the number of Secondary Details and the total number of Cumulative Details delivered by the members of the Impax Sales Force to each Neurologist during such calendar month and Contract Year-to-date, sorted by Non-Target Neurologists and Target Neurologists;

(iv)	if applicable, the total number of Samples delivered by each member of the Impax Sales Force during such calendar month, Contract Year-to-date, and on a cumulative basis for all members of the Impax Sales Force during such calendar month;

(v)	if applicable, the total number of Samples delivered to each Neurologist by the Impax Sales Force during such calendar month and Contract Year-to-date, which report shall also identify each such Neurologist as either a Target Neurologist or a Non-Target Neurologist;

(vi)	if applicable, the number of Samples remaining in Impax’s inventory and/or in the possession of authorized Impax Personnel on the last day of such calendar month;

(vii)	the calculated percentage of total Details delivered by the Impax Sales Force which were Details to Target Neurologists during such calendar month and for the Contract Year-to-date;

(viii)	the identity of any Third Party products Promoted by the Impax PSRs during such calendar month; and

(ix)	the number of Cumulative Details since the Initiation Date as of the end of such calendar month.

Wyeth shall treat each such Monthly Detail Report as Impax’s Confidential Information pursuant to Article 11 of this Agreement.
4.3	Market Research. Detailing performance by the Impax PSRs also may be measured through review of market research. Without limiting Impax’s obligation under Section 2.6.12 and Wyeth’s rights under Sections 2.6.12, 9.2 or 9.3, in the event such review reveals a discrepancy with the performance reported by Impax in accordance with Section 4.2 above, the Parties, upon Wyeth’s request, and in addition to Wyeth’s rights pursuant to Section 4.1, shall promptly meet to discuss the matter and agree upon a plan or mechanism to address the discrepancy.

4.4	Wyeth Records and Audits. Wyeth shall keep complete and accurate records of all information required to determine any incremental Net Sales and any resulting Incentive Fee. All such records shall be retained for not less than three (3) years following the Contract Year in which they are generated and, at Impax’s request, made available for review and copying by an independent third party auditor reasonably acceptable to both Parties during normal business hours at a Wyeth facility in the United States. Impax, either itself or using an Affiliate or Third Party auditor designated by Impax and reasonably acceptable to Wyeth, shall have the right to audit Wyeth’s records of Net Sales to determine whether or not the reports submitted by Wyeth to Impax under Section 4.2 are complete and accurate. Impax may conduct such an audit once per year. If any audit or review Wyeth conducted pursuant to this Section 4.4 reveals an under-payment by Wyeth of any amount payable by Wyeth pursuant to Section 3.4. Wyeth shall pay Impax the amount of such underpayment within thirty (30) days following the date Impax delivers to Wyeth notice of such underpayment. Impax shall bear any costs that it incurs with conducting any audit pursuant to this Section 4.4 unless such audit determines that Wyeth has underpaid by more than five percent (5%) with respect to the payments subject to Impax’s audit, in which case Wyeth shall reimburse Impax for the costs of the audit.
5.	RELATIONSHIP AND PUBLICITY.
5.1	Relationship of Parties. Neither Party shall have any responsibility for the hiring, termination, compensation or benefits of the other Party’s employees. No employees or representatives of either Party shall have any authority to bind or obligate the other Party for any sum or in any manner whatsoever, or to create or impose any contractual or other liability on the other Party without said Party’s authorized written approval. For all purposes, and notwithstanding any provision of this Agreement to the contrary, Impax’s legal relationship under this Agreement to Wyeth shall be that of independent contractor.

5.2	Public Announcements. Subject to the provisions of Section 11.4, and except as otherwise required by applicable laws or the terms of this Agreement, neither Party shall distribute or have distributed any publicity or information which bears the name of the other without the prior written approval of the other. Notwithstanding the foregoing, but still subject to Section 11.4, either Party, to the extent required by applicable laws, may issue a press release or other public announcement to announce the Detailing arrangement contemplated hereunder, provided that the content thereof is subject to prior review by the other Party, and that the announcing Party shall not unreasonably refuse comments from the reviewing Party and shall redact any requested Confidential Information of the reviewing Party.
6.	REGULATORY COMPLIANCE.
6.1	Marketing Authorization. As between the Parties, Wyeth shall have the sole right and responsibility to take, and shall take, all actions with respect to the Product as would normally be taken in accordance with the accepted business practices and legal requirements in order to maintain the authorization to Market the Product as a pharmaceutical product in the Territory.

6.2	Recalls. At Wyeth’s reasonable request and, as between Wyeth and Impax, at Wyeth’s cost, Impax shall reasonably assist Wyeth in handling any recalls or voluntary withdrawal of the Product. Impax shall make available to Wyeth, upon request, all pertinent records of Impax which Wyeth may reasonably request to assist Wyeth in effecting any such recall.

6.3	Returns. Any Product returned to Impax shall be shipped to a location designated by Wyeth, with any reasonable direct cost to be paid by Wyeth.

6.4	Adverse Drug Experiences. For the reporting of adverse drug experiences, the responsibilities of the Parties are as follows:

6.4.1	Wyeth shall be responsible for follow-up of all reports of adverse events or experiences (“AEs”) or Other Information Reportable to Wyeth (as hereinafter defined) and for the preparation and submission to the FDA of all safety reports required per US Code of Federal Regulations (CFR), title 21 § 314.80.

6.4.2	An AE is any untoward, undesired, or unplanned event in the form of signs, symptoms, disease, or laboratory or physiological observations occurring in a person administered any Detailed Product or in a clinical study. The event or experience does not need to be causally related to such Detailed Product or clinical study. An AE includes, but is not limited to:
(a)	Any clinically significant worsening of a pre-existing condition;

(b)	An AE occurring from Detailed Product overdose (i.e., a dose higher than that prescribed by a healthcare professional for clinical reasons, or a dose higher than that described on the Detailed Product label) whether accidental or intentional;

(c)	An AE occurring from abuse (e.g., use for non-clinical reasons) of the Detailed Product;

(d)	An AE occurring from discontinuation of the Detailed Product (Detailed Product withdrawal); and

(e)	Any failure of expected pharmacological action.
6.4.3	“Other Information Reportable to Wyeth” means information not meeting the definition of an AE and includes:
(a)	Abuse (e.g., use for non-clinical reasons) without an AE;

(b)	Inadvertent or accidental exposure, without an AE;

(c)	An unexpected therapeutic or clinical benefit from use of the product;

(d)	A case involving a pregnancy exposure to the product;

(e)	Overdose without an AE;

(f)	Drug exposure through breast-feeding without an AE;

(g)	Medication errors without an AE;

(h)	Any failure of expected pharmacological action; or

(i)	AEs of special interest as designated by Wyeth or regulatory authority.
6.4.4	To the extent Impax, any Permitted Subcontractor or any of the Impax Personnel, including, without limitation, any member of the Impax Sales Force, becomes aware of or receives any information regarding an AE related to the use of any Detailed Product, Impax shall promptly provide Wyeth with such information within two (2) Business Days of the date received by Impax, such Permitted Subcontractor or any of the Impax Personnel, including, without limitation, any member of the Impax Sales Force.

6.4.5	For all AEs, Impax shall not, and shall cause its Permitted Subcontractors and the Impax Personnel not to, make any statement or give any opinion (written or verbal) to anyone that could be construed as an admission of fault on Wyeth’s part or a promise that Wyeth will compensate anyone. Impax, Impax’s Permitted Subcontractors, and the Impax Personnel may only promise to report the AE and follow the appropriate procedures as outlined herein.

6.4.6	AE related information shall be forwarded (by fax or overnight mail) to:

Wyeth Global Safety Surveillance, Epidemiology and Labeling (GSSEL) on a Wyeth 1747(b) Form (a sample of which is attached hereto as Schedule 6.4.6):
a.	Facsimile: 610-989-5544; or
b.	Overnight courier to: Global Safety Surveillance & Epidemiology GSSE Triage Unit Wyeth Research Dock E 500 Arcola Road Collegeville, PA 19426
6.4.7	Wyeth and Impax shall each appoint a contact person to address AE reporting issues as they arise.
6.5	Product Complaints. In the event Impax receives any complaints regarding any Detailed Product, Impax’s responsibilities shall be as follows:
6.5.1	If any of the Impax Personnel, including without limitation, any Impax PSR, receives a complaint concerning any Detailed Product, such employee shall call Wyeth’s Product Quality Department at (800) 99-WYETH [(800) 999-9384] to report such complaint and follow Wyeth’s instructions regarding the return and replacement of any Samples distributed by such employee.

6.5.2	If any of the Impax Personnel, including, without limitation, any Impax PSR, receives notice of a serious Detailed Product tampering, Wyeth Product Quality should be immediately contacted by:
(a)	E-mail at: PQProd@Wyeth.com

(b)	Phone at: 1-800-99-WYETH ((800) 999-9384);

(b)	Any other individuals as Wyeth may designate from time to time by written notice to Impax.
6.5.3	If any of the Impax Personnel, including, without limitation, any Impax PSR, receives notice of or information concerning any incident that causes any Detailed Product or its labeling to be mistaken for, or applied to another article, the following should be called during business hours:
(a)	PQProd@Wyeth.com, or 1-800-99-WYETH ((800) 999-9384);

(b)	Any other individuals as Wyeth may designate from time to time by written notice to Impax.
6.6	Product Inquiries. In the event that any of the Impax Personnel, including, without limitation, any Impax PSR, receives any inquiries about any Detailed Product, Impax’s responsibilities shall be as follows:
6.6.1	For questions which Impax PSRs are unable to answer concerning Detailed Product identification, Detailed Product ingredients or stability/storage information, Impax and/or Impax’s Permitted Subcontractor(s) shall contact Wyeth Product Quality, at (800) 999-9384 or at P.O. Box 26609, Richmond, VA 23261-6609 (or such other person(s), address(es) and phone number(s) as Wyeth may designate from time to time by written notice to Impax).

6.6.2	For medical inquiries, including those related to information outside of labeling or which Impax PSRs are unable to answer, a form 8202 — Health Care Professional Request for Medical Information (a sample of which is attached hereto as Schedule 6.6) or equivalent (which equivalent is acceptable to Wyeth) (any such form, an “RPI Form”) must be completed (including the signature of the health care professional and such health care professional’s complete mailing address, telephone number and email address or fax number) and faxed to (800) 955-2534 or (888) 237-3389, or mailed to Wyeth Global Medical Communications, P.O. Box 8299, Philadelphia, PA 19101 (or such other address as Wyeth may designate from time to time by written notice to Impax). For emergency medical inquiries, call 800-934-5556 (or such other phone number as Wyeth may designate from time to time by written notice to Impax). Impax shall not, and shall cause the Impax

PSRs to not, (i) solicit such medical inquiries and (ii) submit adverse event information on an RPI Form.

6.6.3	All responses to form 8202 inquiries from the medical profession or other Third Parties shall be given solely by Wyeth, Impax shall provide reasonable assistance to Wyeth to the extent deemed necessary by Wyeth to fully respond to such communications.
6.7	Communications with FDA. All communications with FDA concerning any Detailed Product shall be the sole responsibility of Wyeth. Impax shall provide reasonable assistance to Wyeth to the extent deemed necessary by Wyeth to fully respond to such communications.

6.8	Additional Responsibilities of the Parties.
6.8.1	Impax and Wyeth shall keep each other advised of significant market, economic, regulatory and other developments which may affect the Promotion or Detailing of the Product in the Territory during the Term.

6.8.2	Impax shall report promptly to Wyeth all other significant information concerning any complaint of any kind regarding any Detailed Product, its labeling, quality or packaging, including, but not limited to, any adverse drug experience not reported pursuant to Section 6.4 above.

6.8.3	It is understood and agreed that the reporting requirements set forth in this Article 6 are based on Wyeth policies and procedures and regulatory reporting requirements. Accordingly, in the event of changes to regulatory requirements or Wyeth policies and procedures, Impax agrees to comply with all reasonable revised notification procedures as requested in writing by Wyeth. Wyeth shall promptly advise Impax in the event of the change of the person or phone number for any of the contacts specified above.

6.8.4	Wyeth shall retain sole responsibility for communicating with all government agencies, including, without limitation, the FDA, and satisfying all requirements regarding maintenance of approvals to Market any Detailed Product in the Territory.
7.	REPRESENTATIONS, WARRANTIES AND COVENANTS.
7.1	Mutual Representations and Warranties. As of the Effective Date, each of Impax and Wyeth hereby represents, warrants, and covenants to the other Party hereto as follows:
(a)	it is a corporation or entity duly organized and validly existing under the laws of the state or other jurisdiction of its incorporation or formation;

(b)	the execution, delivery and performance of this Agreement by such Party has been duly authorized by all requisite corporate action and does not require any shareholder action or approval;

(c)	it has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder;

(d)	the execution, delivery and performance by such Party of this Agreement and its compliance with the terms and provisions hereof does not and will not conflict with or result in a breach of any of the terms and provisions of or constitute a default under (i) a loan agreement, guaranty, financing agreement, agreement affecting a product or other agreement or instrument binding or affecting it or its property; (ii) the provisions of its charter or operative documents or bylaws; or (iii) any order, writ, injunction or decree of any court or governmental authority entered against it or by which any of its property is bound; and

(e)	it shall at all times comply with all Applicable Laws relating to its activities under this Agreement.
7.2	Impax Representations and Warranties. In addition to the representations, warranties and covenants made by Impax elsewhere in this Agreement, Impax hereby represents, warrants, and covenants to Wyeth that it has not been debarred and is not subject to debarment and that it shall not use in any capacity, in connection with the performance of its obligations under this Agreement, any Person who has been debarred pursuant to Section 306 of the FD&C Act or who is the subject of a conviction described in such section. Impax shall notify Wyeth in writing immediately if it or any of the Impax Personnel is debarred or is the subject of a conviction described in Section 306 of the FD&C Act, or if any action, suit, claim, investigation, or legal or administrative proceeding is pending or, to the best of Impax’s knowledge, is threatened, relating to the debarment or conviction of Impax or any of the Impax Personnel. Impax shall notify Wyeth in writing immediately if any Third Party (including any agency) alleges that Impax’s Detailing activities pursuant to this Agreement are not in compliance with Applicable Laws.

7.3	Wyeth Representations and Warranties. In addition to the representations, warranties and covenants made by Wyeth elsewhere in this Agreement, Wyeth hereby represents and warrants to Impax that, as of the Effective Date:
(a)	Ownership. Wyeth is the sole and exclusive owner of the entire right, title and interest in and to (i) the patents listed on Schedule 7.3 (the “Initial Product Patents”), which patents are listed by Wyeth in the FDA’s Approved Drug Products with Therapeutic Equivalence Evaluations (the “Orange Book”) claiming the Initial Product or the method of using the Initial Product, as required by the FD&C Act, and are existing as of the Effective Date and (ii) the Wyeth Trademarks,

(b)	Non-Infringement. To Wyeth’s knowledge, the manufacture, use or sale of the Initial Product in the Territory or the use of the Wyeth Trademarks in the Territory do not infringe or misappropriate, and the Detailing by Impax as contemplated by this Agreement will not infringe or misappropriate, the patent rights, trade secret or other intellectual property rights of any Third Party.
7.4	Wyeth Covenants.
(a)	Compliance with Law. Wyeth will perform its obligations under this Agreement in accordance with all Applicable Laws, including without limitation provision of Promotional Materials and the labeling of the Product or the Samples in compliance with all Applicable Laws

(b)	Samples. The Samples provided by Wyeth to Impax are not unfit for distribution under any Applicable Laws (including, but not limited to, not being adulterated or misbranded as defined under the FD&C Act or an article that may not, under the FD&C Act, be introduced into interstate commerce).
7.5	Other Opportunities. The Parties, within ninety (90) days after the Effective Date, and with no obligation as to outcome, shall meet to discuss other potential opportunities on which they may collaborate.
8.	INDEMNIFICATION AND INSURANCE.
8.1	Indemnification by Impax. Impax shall indemnify, defend and hold Wyeth, and its officers, directors, agents, employees, and Affiliates, harmless from any claims, damages, actions, liabilities, losses, costs and expenses, including attorneys’ fees incurred in defending against them, (hereinafter, “Claims’’) of a Third Party, which arise out of or in connection with (i) the breach by Impax, any Permitted Subcontractor or any of the Impax Personnel of any of Impax’s representations, warranties or obligations under this Agreement; (ii) any claims or cause of action brought by or on behalf of any of the Impax Personnel in connection with their employment (including, without limitation, the reassignment of any Impax PSR or other employee pursuant to Section 2.6.2 as a result of a product liability claim) or the performance of Impax’s obligations under this Agreement; (iii) any negligent or wrongful act or omission of Impax, any Permitted Subcontractor, any member of the Impax Sales Force or any other Impax Personnel; or (iv) a failure to comply with the PDMA or other Applicable Laws in its Detailing of the Product under this Agreement, including any off-label promotion of the Product or mishandling or improper distribution of Samples, except to the extent that such Claims are subject to indemnification by Wyeth pursuant to Section 8.2 below.

8.2	Indemnification by Wyeth. Wyeth shall indemnify, defend and hold Impax, its officers, directors, agents, employees, and Affiliates, harmless from any Claims of a Third Party, which arise out of or in connection with (i) the breach by Wyeth of any of its representations, warranties or obligations under this Agreement, (ii) the manufacture, sale, or use of the Product and the manufacture or use of the Promotional Materials, (iii) infringement or misappropriation of any Third Party patent, trade secret or trademark by the Product or the Wyeth Trademarks, or (iv) any negligent or wrongful act or omission of Wyeth, except to the extent that such Claims are subject to indemnification by Impax pursuant to Section 8.1 above.

8.3	Defense of Actions; Settlements. Any Party seeking to be indemnified hereunder (the “Indemnified Party”) shall provide prompt written notice to the other Party (the “Indemnifying Party”) no later than thirty (30) days after becoming aware of any actual claim in respect of which indemnification may be sought; provided, however, that the failure by the Indemnified Party to provide such prompt notice to the Indemnifying Party shall only be a bar to recovering losses to the extent that the Indemnifying Party is actually prejudiced and directly damaged by such failure. The Indemnified Party shall permit the Indemnifying Party, at the Indemnifying Party’s expense, to assume the complete defense of any Claims with a full authority to conduct such defense and to settle or otherwise dispose of the Claims. The Indemnified Party will fully cooperate in such defense and shall provide the Indemnifying Party with all information in its possession and shall provide assistance necessary to enable the indemnifying Party to defend such claims. The Indemnifying Party will not, except with the consent of the Indemnified Party, not to be unreasonably withheld, consent to the entry of any judgment or enter into any settlement which provides for any relief other than the payment of monetary damage and which does not include as an unconditional term thereof the giving by the claimant or plaintiff to the Indemnified Party a release from all liability in respect thereof. The Indemnifying Party shall not be responsible for or bound by any settlement made by the Indemnified Party without the prior written consent of the Indemnifying Party.

8.4	Limitation of Liability. WITH RESPECT TO ANY CLAIM BY ONE PARTY AGAINST THE OTHER ARISING OUT OF THE PERFORMANCE OR FAILURE OF PERFORMANCE OF THE OTHER PARTY UNDER THIS AGREEMENT, THE PARTIES EXPRESSLY AGREE THAT THE LIABILITY OF SUCH PARTY TO THE OTHER PARTY FOR SUCH BREACH SHALL BE LIMITED UNDER THIS AGREEMENT OR OTHERWISE AT LAW OR EQUITY TO DIRECT DAMAGES ONLY AND IN NO EVENT SHALL A PARTY BE LIABLE FOR, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES. THE LIMITATIONS SET FORTH IN THIS SECTION 8.4 SHALL NOT APPLY WITH RESPECT TO THE OBLIGATIONS OF EITHER PARTY UNDER ARTICLE 11 OR THEIR OBLIGATION TO INDEMNIFY THE OTHER PARTY UNDER SECTIONS 8.1 OR 8.2 IN CONNECTION WITH A

LIABILITY TO A THIRD PARTY OR IMPAX’S OBLIGATION TO INDEMNIFY WYETH UNDER SECTION 10.11.

8.5	Insurance Requirements. Impax shall obtain, and maintain during the Term, a Commercial General Liability Insurance policy, including Products Liability Insurance, on a claims made basis, with liability limits of no less than five million dollars ($5,000,000) per claim and in the aggregate. Such insurance policy shall be procured from insurers having an A.M. Best Rating of A-VII or better and shall name Wyeth as an additional insured. Impax shall provide Wyeth, upon request, with a certificate of insurance evidencing its liability coverage.

9.	TERM AND TERMINATION.
9.1	Term. This Agreement shall be effective as of the Effective Date and shall continue in effect until the third anniversary of the Initiation Date, unless terminated earlier as set forth in this Article 9 (the “Term”).

9.2	Termination for Cause. Without prejudice to any remedy or claim it may have against the other Party for material breach or non-performance of this Agreement, either Party (the “Non-Breaching Party”) may terminate this Agreement for cause in the event that the other Party (the “Breaching Party”) fails to materially comply with or perform any material provision of this Agreement (a “Breach”) in accordance with the following provisions:
(a)	The Non-Breaching Party shall notify the Breaching Party of any such Breach in writing, specifying such Breach in reasonable detail and stating such Non-Breaching Party’s intention to terminate this Agreement for cause (the “Notification”).

(b)	In the event that the Breaching Party fails to cure such Breach within a period of thirty (30) days following receipt by the Breaching Party of such Notification, this Agreement shall terminate upon written notice by the Non-Breaching Party.

9.3	Termination by Wyeth. In the event Impax fails to meet the Quarterly Detail Minimum during any period of three consecutive calendar months, Wyeth may terminate this Agreement effective immediately on notice to Impax, such right to be exercisable within a period of three (3) months following the date on which Wyeth receives from Impax the report due under Section 4.2 that discloses such failure.

9.4	Termination without Cause by Impax. Impax shall have the right to terminate this Agreement at any time, without cause, upon no less than thirty (30) days prior written notice to Wyeth.

9.5	Effect of Termination. Upon any termination or expiration of this Agreement, Impax will immediately cease any and all Detailing of the Product and Impax will cooperate with Wyeth in the collection and return to Wyeth of all promotional materials, items and literature, Samples, and other sales or sales training materials in the possession of, or under the control of, Impax, Impax’s Permitted Subcontractor(s), and/or any of the Impax Personnel as promptly as practicable after the date thereof. Additionally, in the event this Agreement is terminated pursuant to this Article 9, Impax shall be due no compensation under Sections 3.1 or 3.4 or under any other provision of this Agreement for any activity conducted by Impax after the effective date of such termination. Except as expressly provided otherwise in this Section 9.5 or any other provision of this Agreement, termination of this Agreement shall be without prejudice to (a) any remedies which any Party may then or thereafter have hereunder or at law, (b) Impax’s right to receive any amounts accrued under this Agreement prior to the effective date of termination but which are unpaid or become payable thereafter and (c) either Party’s right to obtain performance of any obligation provided for in this Agreement which shall survive termination.

9.6	Survival of Certain Provisions. The provisions of this Agreement set forth in Articles 1 (to the extent definitions are embodied in the following Articles and Sections), 5, 8, 11 and 12 and Sections 2.6.13, 2.9, 2.10, 4.1, 4.2, 6.1-6.7, 9.6 and 10.11, to the extent applicable, and any remedies for the breach thereof, shall survive the expiration or any termination of this Agreement.
10.	SAMPLES.

10.1	Provision of Samples. Wyeth shall use Commercially Reasonable Efforts to make available to Impax Samples of the Product for use in Promoting the Product to Neurologists as provided in Section 2.7.8 and as described in this Article 10. Subject to availability of Samples, Wyeth shall provide Samples to Impax consistent with the quantity of Samples provided to the Wyeth PSRs taking into account the number of Details the Impax PSRs and Wyeth PSRs are respectively expected to deliver and the deciles in which the Target Physicians are included in the Sales Call Plan for such Impax PSRs.

10.2	Shipping and Distribution of Samples. Wyeth shall send Samples to Impax, on a periodic basis, such quantities of Samples of the Product as Wyeth shall reasonably determine, to a single location within the Territory designated by Impax. Impax shall further distribute such Samples, in the case of the Sample Carry Program described in Section 10.4 below, to the Impax Sales Force and shall cause the Samples to be distributed to Neurologists in accordance with good business practices, strict first to expire/first-out inventory practices and the applicable Sales Call Plan (to the extent such Sales Call Plan addresses the distribution of Samples); provided, however, that at least seventy-five percent (75%) of the Samples supplied by Wyeth shall ultimately be distributed to Target Neurologists. The storage by Impax, Permitted Subcontractor(s), and any of the Impax Personnel of such Samples shall be at Impax’s expense and Impax shall be responsible for storing such Samples or causing such Samples to be stored under environmental conditions that assure the integrity of the Product in accordance with its labeled storage conditions and with adequate security to maintain the integrity and usability of such Samples. All Samples which are in the possession of Impax, Permitted Subcontractor(s) or the Impax Personnel and which are undistributed prior to three months prior to their expiration date shall be returned by Impax, at Impax’s expense, to Impax’s or such Permitted Subcontractor’s preferred destruction vendor reasonably agreeable to Wyeth. Destruction of expired Samples shall be at Wyeth’s expense, provided, however, that if Impax has not adhered to first to expire/first out inventory practices, such destruction shall be at Impax’s expense. Destruction of Samples which are returned as the result of a recall shall, as between Impax and Wyeth, be at Wyeth’s expense, provided however, that if the Sample recall is the result of Impax’s or its Permitted Subcontractor(s)’ omission or commission, such expense shall be Impax’s responsibility.

10.3	Compliance with PDMA.
10.3.1	Designation as Authorized Distributor. Impax and Impax’s Permitted Subcontractor(s) shall be an Authorized Distributor of Record solely for the Product for purposes of the requirements of the Prescription Drug Marketing Act of 1987 (“PDMA”) and shall comply with the PDMA, FDA regulations and applicable state law requirements regarding the Marketing, sale and distribution of the Product, including but not limited to applicable wholesale drug distribution licensing guidelines and requirements. Impax and Impax’s Permitted Subcontractor(s) shall indicate that it is a Wyeth Authorized Distributor solely for the Products on Sample Receipt Forms and Sample Request Forms, if any. Impax and Impax’s Permitted Subcontractor(s) shall not attempt to source, purchase, trade, exchange or otherwise obtain Wyeth products or Products from entities other than Wyeth and shall not represent to others that its Authorized Distributor status for any product other than with the Products.

10.3.2	Compliance with PDMA. Impax shall take all steps necessary to ensure that its Permitted Subcontractor(s), each member of the Impax Sales Force and all other Impax Personnel comply with the requirements of the PDMA, all regulations promulgated thereunder, and each State’s companion PDMA statutes and regulations which relate to the distribution of samples of a prescription drug product utilizing the Sample Carry Program set forth below in Sections 10.4.

10.3.3	Compliance with Company Procedures. Impax shall take all steps necessary to ensure that Impax’s Permitted Subcontractor(s), each member of the Impax Sales Force and all other Impax Personnel comply with all Impax rules, policies and standard operating procedures for product sampling utilizing the Sample Carry Program as more specifically outlined below in Sections 10.4.

10.4	Sample Carry Program. Impax and Impax’s Permitted Subcontractor(s) shall implement the following program for samples (“Sample Carry Program”) that includes the following elements and shall operate such program in accordance with Applicable Law and regulations and its company standard operating procedures for product sampling.
10.4.1	Impax and Impax’s Permitted Subcontractor(s) shall receive sample shipments from Wyeth at its licensed facility and immediately upon deliver of the Products, to examine the Products to determine and confirm the quantities delivered and that the Products are not damaged. If Impax or Impax’s Permitted Subcontractor(s) determine that there are damages evident at the time of delivery or shortages it shall make a notation on the delivery receipt and immediately notify Wyeth Customer Service within seven (7) Business Days of receipt of the Product at Impax or Impax’s Permitted Subcontractor(s)’ licensed facility.

10.4.2	Impax and Impax’s Permitted Subcontractor(s) shall store, implement and maintain appropriate inventory management practices to ensure that the product is handled, transported and distributed in accordance with current Good Manufacturing Practices and that the inventory of the Product is secured and protected against theft, tampering, and diversion during storage and transport to the Impax Sales Force.

10.4.3	Impax and Impax’s Permitted Subcontractor(s) shall distribute samples of the Product to the Impax PSRs in sufficient quantities to support the Sales Call Plan, Impax and Impax’s Permitted Subcontractor(s) shall track sample distributions to the Impax Sales Force by lot number, sufficient to permit the tracking of Sample units to the point of a licensed practioner.

10.4.4	Each member of the Impax Sales Force shall (i) in accordance with the party’s standard operating procedures, secure the samples of the Product against theft, tampering, and diversion during storage and transport by such member of the Impax Sales Force and (ii) carry in their automobile or on their person only those quantities of samples of the Product that can be used during two (2) consecutive Business Days, provided that the Samples are stored in a controlled temperature environment outside of normal detailing hours.

10.4.5	Prior to distribution of any samples of the Products by any Impax PSR, such Impax PSR shall: (i) visually check the Product expiration date to ensure that the sample has a reasonable dating period remaining; (ii) verify, in accordance with its standard operating procedures for product sampling the Target Neurologist or other Neurologist’s identity as a practitioner authorized by Applicable Law to receive drug samples; (iii) confirm that Product packaging is intact and includes the designation

“sample” and package insert; (iv) obtain an executed sample request form or electronic equivalent from such Neurologist in accordance with PDMA requirements; and (v) confirm Product identity to be accurate by visual inspection of the Product packaging, At the time of delivery, such Impax PSR shall obtain a Sample Receipt Form (which may be electronic) from the Target Neurologist or other Neurologist executed in accordance with the requirements of the PDMA.

10.4.6	Impax and Impax’s Permitted Subcontractor(s) shall notify the FDA of falsification of drug sample records, diversion, significant loss and theft of drug samples according to its standard operating procedures and in compliance with Applicable Laws. If the diversion, significant loss or theft involves samples of the Product, Impax and Impax’s Permitted Subcontractor(s) shall notify Wyeth by providing copies of all correspondence with the FDA regarding the event within forty-eight (48) hours after delivery of the notification to the FDA on the initial report and provide a copy of the draft follow-up report to Wyeth twenty-four (24) hours prior to its submission to FDA.

10.4.7	Impax and Impax’s Permitted Subcontractor(s) shall provide Wyeth with monthly drug accountability/inventory reports for each Impax PSR with respect to samples of the Product within five (5) days after the end of each calendar month. At least annually, Impax and Impax’s Permitted Subcontractor(s) shall reconcile each Impax PSR’s quarterly or annual inventory with respect to samples of the Product. In addition, Impax and Impax’s Permitted Subcontractor(s) shall make drug accountability/inventory reports, information, Sample Request and Sample Receipt Forms and any other records pertaining to samples of the Products or matters relating to PDMA available to Wyeth within one (1) Business Day after a request from Wyeth for such information.

10.4.8	When an Impax PSR leaves the sales force of either Impax or Impax’s Permitted Subcontractor(s) that is detailing or had detailed the Product, Impax and Impax’s Permitted Subcontractor(s) shall conduct a “close-out” inventory of carried samples of the Product in accordance with its standard operating procedures and reconcile such close-out inventory.

10.4.9	Upon reasonable advance notice to Impax and Impax’s Permitted Subcontractor(s) and not more than once during any Calendar Year, Wyeth shall be entitled, at the expense of Wyeth, to conduct an inspection and audit of Impax’s and Impax’s Permitted Subcontractor(s) inventory of samples of the Products (including samples held by any Impax PSR or Impax’s Permitted Subcontractor(s), documents, records, and policies and procedures to ensure compliance with the provisions of the Section 10.4.

10.4.10	Impax shall maintain and provide to Wyeth an updated list of full names and addresses of each member of the Impax Sales Force as well as the address of the site(s) where Samples are stored. Impax shall provide Wyeth, on a monthly basis, notice of any changes to this list including any change in employment status or change of address.
10.5	Sampling Activity System Audit. Impax and Impax’s Permitted Subcontractor(s) shall not conduct any sampling activity with respect to the Product until the Parties agree that appropriate systems are in place with respect to such activity to ensure compliance with Applicable Law and appropriate reporting. Impax and Impax’s Permitted Subcontractor(s) shall each submit to audits by Wyeth or by an outside auditor hired by Wyeth to assess Impax and Impax’s Permitted Subcontractor(s) standard operating procedures and distribution operations with respect to its sampling activities, and its compliance with respect thereto, prior to Wyeth making Samples available to Impax. Upon request by Wyeth. Impax shall provide to Wyeth copies of a certificate of compliance with PDMA, state registration certificate as a licensed distribution center and state board of pharmacy inspection report, DEA inspection report or similar governmental inspection report for any agent that Impax intends to use as a distribution facility for handling of the Product. Impax understands that no samples shall be shipped until such agent is verified by Wyeth to be in compliance with PDMA. Further, at any time during the Term, Impax and Impax’s Permitted Subcontractor(s) shall each submit to audits by Wyeth or by an outside auditor hired by Wyeth to assess Impax and Impax’s Permitted Subcontractor(s) standard operating procedures and distribution operations with respect its sampling activities, and its compliance with respect thereto. If Wyeth has a concern with respect to the results of the sample audit, then Wyeth shall submit its concerns in writing to Impax and Impax’s Permitted Subcontractor(s) for review and discussion. The Parties shall work to resolve such concerns. If Impax is not able to resolve any material concerns Wyeth has with respect to the Sample Audit of Impax, then Wyeth shall have the right in its sole discretion, to immediately terminate Impax’s right to sample under this Article 10 or terminate this Agreement pursuant to Section 9.2. For the sake of clarity, a Sample Audit shall not be deemed an audit pursuant to Section 4.1. All documentation of Sample transactions in the possession of Impax and/or Impax’s Permitted Subcontractor(s) shall be provide to Wyeth no later than sixty (60) days after expiration or any termination of this Agreement.

10.6	Investigation, Corrective & Preventative Actions. Impax and Impax’s Permitted Subcontractor(s) shall each maintain its own investigation, corrective and preventive action program for the handling of samples of Product in accordance with its internal policies and procedures, applicable to its Sample Carry Program.

10.7	Monitoring & Auditing Programs. Impax and Impax’s Permitted Subcontractor(s) shall each maintain its own monitoring and auditing programs capable of detecting losses, potential diversion and falsification of records related to samples of the Product.

10.8	Responsibility for Compliance. Impax and Impax’s Permitted Subcontractor(s) shall each be responsible for its own compliance with Applicable Law with respect to Product samples and shall bear its own cost relating to such compliance.

10.9	In-Transit Losses. Impax shall notify Wyeth immediately upon learning that any Samples shipped by Wyeth to Impax have been lost or have not been received as scheduled.

10.10	Improper Handling. Each Party shall notify the other Party immediately upon learning information which could raise a suspicion that any of the subject Samples had not been properly handled or had been handled in a manner prohibited by law. Impax shall take all steps necessary to conduct a full investigation of any suspected mishandling of any Samples in accordance with the procedures referenced in Section 10.6, and shall notify Wyeth of the results of each such investigation promptly upon completion thereof. Additionally, upon Wyeth’s request, Impax shall take all steps necessary to aid and support Wyeth in any investigation of any suspected mishandling of any Samples that Wyeth may elect to conduct.

10.11	Indemnity for Failure to Comply. In the event that Impax or any Impax Personnel fail to comply or cause Wyeth to fail to comply with applicable legal requirements and as a direct result a penalty(ies) is assessed against Wyeth or any of its Affiliates or employees, then Impax shall hold harmless and indemnify Wyeth, its Affiliates or its employees from any such civil or criminal penalty or other damages or losses related thereto, including reasonable attorneys’ fees, costs and expenses

10.12	Additional Requirements.
10.12.1	Pursuant to Section 2.6.13, Impax and its Permitted Subcontractor(s) shall exchange with Wyeth data to enable the Parties to produce accurate and timely reports and analysis of Impax’s Detailing and Sample distribution activities. Data requirements, file formats and frequency of exchange shall be as determined by Wyeth.

10.12.2	In the event of a request by FDA to Wyeth for any of the foregoing information, Impax shall, immediately upon request from Wyeth, provide such information to Wyeth’s Regulatory Affairs Department for submission to FDA. Such information shall only be used by Wyeth to submit to FDA pursuant to 21 U.S.C.A. §353(d). Impax acknowledges Wyeth’s obligation to provide such information to FDA within forty eight (48) hours of FDA’s request.

10.12.3	Wyeth shall not initiate any direct communication between Wyeth and any Impax PSR regarding the Promotion of the Product without the prior approval of Impax, which shall not be unreasonably withheld or delayed.

10.12.4	Neither Party shall recruit or attempt to recruit any employee of the other Party or any agent of the other Party (including, in the case of Impax, any Permitted Subcontractor) who is engaged in performing activities under this Agreement, unless such employee resigns without solicitation from the Party, is terminated by the other Party or is responding to a general solicitation to the public, general advertising or untargeted advertisements for employment
11.	CONFIDENTIALITY.
11.1	Nondisclosure and Nonuse Obligations. Each of Impax and Wyeth shall use Confidential Information of the Disclosing Party only in accordance with and as expressly Permitted by this Agreement and shall not disclose to any Third Party (except as expressly provided in Section 11.2) any Confidential Information of the Disclosing Party, in each case without the prior written consent of the Disclosing Party, which consent may be provided or withheld in the Disclosing Party’s sole discretion. The foregoing obligations shall survive the expiration or earlier termination of this Agreement for a period of ten (10) years. The foregoing non-disclosure and non-use obligations shall not apply to specific Confidential Information of a Disclosing Party that the Receiving Party can demonstrate: (i) is known by the Receiving Party at the time of its receipt other than through a prior disclosure by the Disclosing Party, as documented by business records; (ii) is at the time of disclosure or thereafter becomes published or otherwise part of the public domain without breach of this Agreement by the Receiving Party; (iii) is subsequently disclosed to the Receiving Party by a Third Party who has the right to make such disclosure not in confidence; (iv) is developed by the Receiving Party independently of access to or use of any Confidential Information received from the Disclosing Party and such independent development can be documented by the Receiving Party; or (v) is required by law, regulation, rule, act or order of any governmental authority or agency to be disclosed by the Receiving Party to a Third Party, provided that to the extent practicable notice is promptly delivered to the Disclosing Party and the Receiving Party agrees to reasonably assist the Disclosing Party in order to provide an opportunity to seek a protective order or other similar order with respect to such Confidential Information and thereafter the Receiving Party discloses to the requesting entity only the minimum Confidential Information required to be disclosed in order to comply with the request, whether or not a protective order or other similar order is obtained by the Disclosing Party.

11.2	Permitted Disclosures. The Receiving Party may disclose specific Confidential Information of the Disclosing Party to its (and, with respect to Wyeth, Wyeth’s Affiliate’s, or, with respect to Impax, Impax’s Permitted Subcontractor’s)

employees, consultants or professional advisors, only to the extent reasonably required to accomplish the purposes of this Agreement and only if the Receiving Party obtains prior written agreement from such employees, consultants and professional advisors (other than legal counsel who are otherwise required to maintain confidentiality) to hold in confidence and not make use of such Confidential Information for any purpose other than those permitted by this Agreement. The Receiving Party will use at least the same standard of care (but in no event less than a reasonable standard of care) as it uses to protect its own proprietary or confidential information of a similar nature to ensure that such employees, agents, consultants or suppliers do not disclose or make any unauthorized use of the Confidential Information of the Disclosing Party. Additionally, a Receiving Party may use or disclose specific Confidential Information of the Disclosing Party to the extent it is necessary to do so to take action against the Receiving Party to enforce its rights under this Agreement.

11.3	Return of Confidential Information. Upon expiration or earlier termination of this Agreement for any reason, the Receiving Party, upon receipt of a written request from the Disclosing Party, shall return to the Disclosing Party all copies of the Confidential Information received from the Disclosing Party hereunder, provided, however, that the Receiving Party’s legal counsel may retain one copy of such Confidential Information in a secure location solely for purposes of determining the Receiving Party’s continuing obligations under this Article 11.

11.4	Disclosure of Agreement. The Parties agree that, except as expressly provided herein, neither Party shall disclose to any Third Party the terms and conditions of this Agreement. Subject to the provisions of this Section 11.4, either Party may disclose this Agreement and the terms and conditions thereof to (i) such Party’s auditors in connection with such auditors’ audit of such Party’s financial statements; (ii) to such Party’s legal counsel and financial advisors; (iii) to any permitted assignee in connection with a permitted assignment by such Party and/or (iv) as required by law, regulation, rule, act or order of any governmental authority or agency to be disclosed, provided that to the extent practicable notice is promptly delivered to the other Party and the disclosing Party seeks, and to allows the other Party to seek, a protective order or other similar order with respect to any information to be disclosed and that the disclosing Party discloses to the requesting entity only the minimum information required to be disclosed in order to comply with the request, whether or not a protective order or other similar order is obtained. Either Party may make an announcement disclosing entry into this Agreement, with the prior approval of the other Party, not to be unreasonably withheld or delayed.

11.5	Equitable Relief. The Parties acknowledge and agree that the restrictions set forth in Section 11.1 are reasonable and necessary to protect the legitimate interests of the Parties and that any material breach of Section 11.1 may result in irreparable injury to the other Party for which there would be no adequate remedy at law. In the event of an uncured material breach of Section 11.1 by a Party, the other Party shall be authorized and entitled to seek from any court of competent jurisdiction injunctive relief, whether preliminary or permanent or specific performance and the breaching Party agrees to waive any requirement that the non-breaching Party post a bond or other security as a condition for obtaining any such relief. Nothing in this Section 11.5 is intended, or shall be construed, to limit the Parties’ rights to equitable relief or any other remedy for a breach of any provision of this Agreement.
12.	MISCELLANEOUS
12.1	Force Majeure. Neither Party shall be liable to the other for delays in delivery of Product or failure to perform any other provision of this Agreement if such failure or delay results from an act of God, war conditions, sabotage, governmental regulations or actions, embargo, fire, strike, labor trouble or any other cause beyond the affected Party’s reasonable control. Upon the occurrence of any such event which results or will result in failure or delay to perform hereunder as described above, the Party whose performance is hereby prevented or delayed shall immediately give notice of such occurrence and the effect and/or anticipated effect of such occurrence on the performance of such Party to the other Party. The Party whose performance is so affected shall use Commercially Reasonable Efforts to minimize disruptions in performance and to resume full performance hereunder as soon as possible under the circumstances.

12.2	Severability. If any provision of this Agreement or the application thereof to any Party or circumstance will, to any extent, be held to be invalid or unenforceable, then (i) the remainder of this Agreement, or the application of such provision to Parties or circumstances other than those as to which it is held invalid or unenforceable, will not be affected thereby and each provision of this Agreement will be valid and be enforced to the fullest extent permitted by law, and (ii) the Parties covenant and agree to renegotiate any such provision in good faith in order to provide a reasonably acceptable alternative to such provision or the application thereof that is invalid or unenforceable, it being the intent of the Parties that the basic purposes and business intent of this Agreement are to be effectuated, with the consequence that this Agreement shall terminate in full if the Parties are unable to renegotiate and agree on such provision.

12.3	Assignability. Impax shall not assign, including by operation of law, this Agreement or any of its rights or obligations hereunder to any Person without the prior written consent of Wyeth, which consent may be provided or withheld in Wyeth’s sole discretion, provided, however, that Impax may assign this Agreement and all of its rights and obligations hereunder (a) to a Third Party successor in interest to all or substantially all of the business of the Impax Pharmaceuticals division or (b) to any of Impax’s Affiliates, provided, however, that any such assignee under (a) or (b) above may not be an Excluded Person (as such term is defined in the License Agreement) or an Affiliate of an Excluded Person at the time of such attempted assignment. Any such permitted assignment shall not relieve Impax of any of its responsibilities for performance of its obligations under this Agreement. Any assignment attempted in contravention of this Section 12.3 shall be void and unenforceable. For the avoidance of doubt, Wyeth may assign this Agreement and its rights and obligations hereunder without the consent of Impax.

12.4	Notices. All notices given under this Agreement shall be in writing and delivered by hand or sent by nationally recognized overnight delivery service, prepaid registered or certified air mail, or by facsimile confirmed by prepaid first class, registered or certified mail letter, and shall be deemed to have been properly served to the addressee upon receipt of such written communication, Notices to Wyeth shall be sent to: Wyeth Pharmaceuticals 500 Arcola Road Collegeville, Pennsylvania 19426 Attn: Senior Vice President, Corporate Business Development Fax: (484) 865-6476 with a copy to: Wyeth 5 Giralda Farms Madison, New Jersey 07940 Attn: General Counsel Fax: (973) 660-7156 Notices to Impax shall be sent to: Impax Laboratories, Inc. 30831 Huntwood Avenue Hayward, CA 94544 Attn: President, Impax Pharmaceuticals Fax: (510) 471-1595 with a copy to: Impax Laboratories, Inc. 30831 Huntwood Avenue Hayward, CA 94544 Attn: Legal Department Fax: (510) 476-2092. In the event that either Party changes its address, such Party shall promptly notify and update the other Party in writing as to such change.

12.5	Governing Law; Jurisdiction. This Agreement is subject to and governed by the laws of the State of New York, excluding its conflict of laws provisions. Each of the Parties hereby submits to the exclusive general jurisdiction of the courts of the State of Delaware and the courts of the United States of America for the District of Delaware in any action or proceeding arising out of or relating to this Agreement and to the jurisdiction of the appellate courts to which appeals are required to be taken from any of the foregoing. Each of the Parties irrevocably waives (i) any defense of inconvenient forum to the maintenance of any such action or proceeding and (ii) its right to a jury trial.

12.6	Dispute Resolution. In the event of the occurrence of a dispute, either Party may, by written notice to the other Party, have such dispute referred to their respective officers (designated below) or their successors or designees for attempted resolution by good faith negotiations within thirty (30) days after such notice is received. Said designated officers are as follows: For Wyeth: Wyeth Pharmaceuticals President, U.S., Pharmaceuticals and Women’s Health Care For Impax: President, Impax Pharmaceuticals. In the event the designated officers are not able to resolve such dispute through good faith negotiations within such thirty (30) day period, either Party may pursue any legal or equitable remedies available to it by filing a claim in the state or federal courts designated in Section 12.5. Notwithstanding the foregoing, nothing in this Section 12.6 shall prohibit a Party from seeking temporary or injunctive relief from any state or federal court pending the resolution of a dispute in accordance with the provisions of this Section 12.6.

12.7	No Waiver. The failure of either Party to require performance by the other Party of any of that other Party’s obligations hereunder shall in no manner affect the right of such Party to enforce the same at a later time. No waiver by any Party of any condition, or of the breach of any provision, term, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach, or of any other condition or of the breach of any other provision, term, representation or warranty hereof.

12.8	Headings; Defined Terms. The headings and captions used in this Agreement are solely for the convenience of reference and shall not affect its interpretation. The term “including” means “including, without limitation,” and “herein”, “hereof’, and “hereunder” refer to this Agreement as a whole. The word “will” shall be construed to have the same meaning and effect as the word “shall”. All references herein to Articles, Sections, Exhibits or Schedules shall be construed to refer to Articles, Sections, Exhibits and Schedules of this Agreement, and references to this Agreement include all Exhibits and Schedules hereto.

12.9	Counterparts. This Agreement may be executed in one or more counterparts each of which shall be an original and all of which shall constitute together the same document. Facsimile execution and delivery of this Agreement by either Party shall constitute a legal, valid and binding execution and delivery of this Agreement.

12.10	Entire Agreement; Amendments. This Agreement (including all of the attached Exhibits), and all the covenants, promises, agreements, warranties, representations, conditions and understandings contained herein and therein, sets forth the complete, final and exclusive agreement between the Parties with respect to the subject matter hereof and supersedes and terminates all prior and contemporaneous agreements and understandings between the Parties, whether oral or in writing, including the Letter of Intent between the Parties dated April 1, 2008, with respect to the subject matter hereof. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties with respect to the subject matter of this Agreement other than as are set forth in this Agreement. No subsequent alteration, amendment, change, waiver or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party. No understanding, agreement, representation or promise, not explicitly set forth herein, has been relied on by either Party in deciding to execute this Agreement. Notwithstanding the foregoing, this Agreement shall not relieve either Party of any existing obligation under the Confidentiality Agreement between the Parties dated October 8, 2007.

12.11	Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.
[Remainder of page intentionally left blank]

     IN WITNESS WHEREOF, the Parties hereto have caused this Copromotion Agreement to be executed by their duly authorized officers as of the Effective Date.

IMPAX LABORATORIES, INC.		WYETH, acting through its Wyeth
Pharmaceuticals Division

By:	/s/ Larry Hsu	By:	/s/ Gregory Norden

Name: Larry Hsu		Name: Gregory Norden
Title: President & CEO		Title: Senior Vice President and CFO, Wyeth

SCHEDULE 1.79
Sample Receipt Forms
     Sample Receipt Forms utilized by Impax for distribution of Samples under this Agreement shall contain the following information:

•	Sample Receipt Number

•	PSR ID Number

•	PSR Name

•	Sales Territory Number

•	Call Date

•	Prescriber Information
•	Name [Last, First, Middle Initial]

•	Address

•	Professional Designation [MD, DO, NP, PA, Other (specify)]

•	State License Number
•	Product Information
•	Product Name [e.g., Pristiq Tablets]

•	Dosage Strength/Package Size [e.g., 50mg (1 x 7)]

•	NDC Number [e.g., 1211-40]

•	Manufacturing Lot Number

•	Quantity distributed
•	Practioner Signature

•	PSR Signature

•	The following disclosure language immediately under the Practioner Signature:
•	“By signing, I certify: I am a licensed practitioner and can legally prescribe in my state; if my authority is dependent, I have a current collaborative agreement that includes the samples requested. I am requesting samples so I may evaluate the efficacy & tolerability in an appropriate patient. These samples will not be traded, sold, offered for sale, bartered, or returned for credit, nor be submitted to any public or private third-party payor for reimbursement. This is my personal signature.”

SCHEDULE 1.94
Wyeth Sales Training Program for the Initial Product

Initial Training	-	XXXXX.
POA Training	-	XXXXX.
New Hire Training	-	XXXXX.

Exhibit A to Schedule 1.94

Delivery
					Method*	Training
			Catalog		(Learning	Material
Activity		Learning Activity Name	Category	Subcategory	Time)	Location*

☑
	Course:	XXXXX	XXXXX	XXXXX	XXXXX	XXXXX
	Course:	XXXXX	XXXXX	XXXXX	XXXXX	XXXXX
	Course:	XXXXX	XXXXX	XXXXX	XXXXX	XXXXX
	Course:	XXXXX	XXXXX	XXXXX	XXXXX	XXXXX
	Exam:	XXXXX	XXXXX	XXXXX	XXXXX	XXXXX
	Course:	XXXXX	XXXXX	XXXXX	XXXXX	XXXXX
	Course:	XXXXX	XXXXX	XXXXX	XXXXX	XXXXX
	Course:	XXXXX	XXXXX	XXXXX	XXXXX	XXXXX
	Exam:	XXXXX	XXXXX	XXXXX	XXXXX	XXXXX
	Course:	XXXXX	XXXXX	XXXXX	XXXXX	XXXXX
	Course:	XXXXX	XXXXX	XXXXX	XXXXX	XXXXX
	Course:	XXXXX	XXXXX	XXXXX	XXXXX	XXXXX
	Course:	XXXXX	XXXXX	XXXXX	XXXXX	XXXXX
	Course:	XXXXX	XXXXX	XXXXX	XXXXX	XXXXX
	Course:	XXXXX	XXXXX	XXXXX	XXXXX	XXXXX
	Exam:	XXXXX	XXXXX	XXXXX	XXXXX	XXXXX
	Course:	XXXXX	XXXXX	XXXXX	XXXXX	XXXXX
	Course:	XXXXX	XXXXX	XXXXX	XXXXX	XXXXX
	Exam:	XXXXX	XXXXX	XXXXX	XXXXX	XXXXX
	Course:	XXXXX	XXXXX	XXXXX	XXXXX	XXXXX
	Course:	XXXXX	XXXXX	XXXXX	XXXXX	XXXXX
	Exam:	XXXXX	XXXXX	XXXXX	XXXXX	XXXXX

SCHEDULE 3.4
Sample Calculation of Incentive Fee

Market Share
	Contract Year 1	Contract Year 2	Change

Total Prescriptions in Antidepressant Category (All Prescribers)	XXXXX	XXXXX

Pristiq TRx — All Prescribers	XXXXX	XXXXX

Pristiq Market Share — All Prescribers	XXXXX%	XXXXX%	XXXXX%

Total Prescriptions in Antidepressant Category By Target Neurologists	XXXXX	XXXXX

Pristiq TRx — Target Neurologists	XXXXX	XXXXX

Pristiq Market Share — Target Neurologists	XXXXX%	XXXXX%	XXXXX%

Incremental Market Share (amount by which increase in Target Neurologist Market Share for Pristiq exceeds increase in Market Share for Pristiq for all prescribers)			XXXXX%

Incremental Prescriptions by Target Neurologists above Baseline (Incremental Market Share times Total Prescriptions in Antidepressant Category By Target Neurologists)			XXXXX

Average Selling Price per Tablet for Pristiq tablets			$XXXXX

Pristiq tablets per TRx			XXXXX

Value of each Pristiq TRx			$XXXXX

Incremental Net Sales (Net Sales resulting from Target Neurologist TRxs above baseline)			$XXXXX

Incentive Fee: 15% of Incremental Net Sales			$XXXXX

Description of calculation
Market Share for Pristiq for all prescribers is calculated for Contract Year 1 and Contract Year 2 as shown above. Market Share for all prescribers increased XXXXX% from year 1 to year 2 (XXXXX% - XXXXX%). The same calculation is done for the Target Neurologist Market Share. This calculation shows market share for the target neurologists increased by XXXXX% (to XXXXX% from XXXXX%). The calculation shows that Target Neurologist Market Share increased by XXXXX % (XXXXX % — XXXXX %) more than the increase in Market Share for all prescribers. A XXXXX % increase in Target Neurologist Market Share translates into an incremental increase in TRxs of XXXXX (XXXXX * XXXXX%). From Wyeth’s internal sales reporting system, Wyeth calculates that the average net selling price per tablet of Pristiq during this year is $ XXXXX per tablet and Wyeth has determined that a TRx of Pristiq contains 30 tablets, hence, each TRx of Pristiq is worth $XXXXX ($XXXXX * XXXXX) of Net Sales value. The incremental increase in prescriptions for Pristiq obtained from Targeted Neurologists above the general increase therefore results in Incremental Net Sales of $XXXXX (XXXXX * $XXXXX). Impax is paid an incentive fee of XXXXX% of this amount or $XXXXX for the Contract Year.

SCHEDULE 6.4.6
Wyeth Form 1747(b)
SEE ATTACHED

Wyeth

Form 1747B
Adverse Event Record

Send to: **GSSE Triage Unit**
500 Arcola Road, Dock E
Collegeville, PA 19426-3930
Fax No. 610-989-5544

Please Type Or Print Legibly Using Black Ball-Point Pen — **Use Date format: DD-MMM-YYYY**

Wyeth Report No.:	Date Received:	☐ Initial ☐ Follow-Up	☐ Spontaneous ☐ Study

Reporter Information (Report Source)

Name:

Facility Name:

Street Address :

City: State/Province: Zip/Post Code:

Country: Telephone No.:____-____-____

☐ Physician
Specialty: ____
☐ Pharmacist
☐ Nurse
☐ Consumer
☐ Attorney
☐ Other: ____

Patient Information

Patient Initials/Identification	Sex	Pregnant?	Weight (At Event)	Height (At Event)	Birth Date / Age (At Event)	Race
	☐ Male ☐ Female	☐ Yes ☐ No	☐ LB ☐ KG	☐ IN ☐ CM	Birth Date: ____ Age (At Event) ☐ YR ☐ MO	☐ Asian ☐ Black ☐ Hispanic ☐ White ☐ Other: ____

Wyeth Product Information (see page 2 for additional space)

Adverse Event or Other Reportable Information to GSSE (give pertinent details related to event; see page 2 for additional space)

Adverse Event(s) or Other Reportable Information to GSSE	Onset Date	Did Patient Recover?	Treatment (Specify)	If Adverse Event Not Treated: Did Event Improve After Product Discontinued Or Dose Reduced?	If Adverse Event Not Treated: Did Event Reappear When Product Was Reintroduced?
		☐ Yes ☐ No ☐ Unknown		☐ Yes ☐ No ☐ N/A	☐ Yes ☐ No ☐ N/A
		☐ Yes ☐ No ☐ Unknown		☐ Yes ☐ No ☐ N/A	☐ Yes ☐ No ☐ N/A
		☐ Yes ☐ No ☐ Unknown		☐ Yes ☐ No ☐ N/A	☐ Yes ☐ No ☐ N/A
		☐ Yes ☐ No ☐ Unknown		☐ Yes ☐ No ☐ N/A	☐ Yes ☐ No ☐ N/A

Check All That Apply:

☐ Immediately Life-Threatening
☐ Required Or Prolonged Inpatient Hospitalization
☐ Resulted In A Persistent Or Significant Disability
☐ Resulted In Death (date and cause of death): ____
☐ Congenital Anomaly Or Birth Defect
☐ Cancer
☐ None Of The Above

PREPARED BY: (PRINT) ________ **SIGNATURE:** ________ **DATE:** ____

PHONE ____-____-____

1747B PAGE 1 OF 2 07OCT2005

Send to: GSSE Triage Unit Form 1747B500 Arcola Road, Dock E WyethAdverse Event Record Collegeville, PA 19426-3930 Fax No.610-9S9-5544 Please Type Or Print Lightly Using Black Ball-Point Pin Use Date format: DD-MMM-YYYY Wyeth Report No.: Date Received: ? Initial? Follow-UpD Spontaneous? Study Reporter Information (Report Source) Name;? Physician Specially; Facility Name: ‘ D Pharmacist Street Address:D Nurse City:Stale/Province:Zip/Post Code: Consumer ?Attorney Country;Telephone No.: Other: Patient In formation Patient Sex Pregnant? Weight Height Birth Date Race Initials/Identification(At Event) (At Event) Male ? Yes = Asian ? Black MO ? other Wyeth Product Information see page 1 for additional space) Wyeth Product:Lot Number:Indication For Use;Route Of Administration ?TO DW Topical ? Device ?SC ? IV ? Other: Dose strength/form: Dose Frequency:Therapy Start Dale;Therapy Stop Date: Additional Product;Lot Number.Indication FOR USERoute Of Administration ?PO IM ? Topical ? Device ?SC IV ? Other Dose strength/form; Dose Frequency: Therapy Start Dale: Therapy Slop Dale: Adverse

Wyeth

Form 1747B
Adverse Event Record

Send to: **GSSE Triage Unit**
500 Arcola Road, Dock E
Collegeville, PA 19426-3930
Fax No. 610-989-5544

Please Type Or Print Legibly Using Black Ball-Point Pen — **Use Date format: DD-MMM-YYYY**

Wyeth Report No.:

Concomitant Product(s) (include over-the-counter, herbal and nutritional products, see comment section below for additional space)

Product (include generic name)	Indication For Use	Route	Dose strength/form	Dose Frequency	Therapy Dates Or Duration

Relevant Laboratory Data And Diagnostic Tests/Procedures (see comment section below for additional space)

Date	Test/Procedure	Result (include units)	Normal Range (include units)

Relevant Medical History (e.g., diagnoses, allergies, previous drug reactions, pregnancy with LMP and EDC, smoking history)

STUDY SECTION (complete if *Study* is checked on page 1)

According to the investigator, was the event product-related? ☐ Yes ☐ No (see next box)

According to the investigator, if the event was not product-related, was the event possibly related to protocol? (E.G., TO A PROTOCOL-RELATED PROCEDURE)
☐ Yes (explain): ____ ☐ No ☐ N/A

If not product- or protocol-related, is there another more likely explanation?
☐ Yes (explain): ____ ☐ No ☐ N/A

Comments

Initials: ____________ Date: ____________________

1747B PAGE 2 OF 2 07OCT2005

Event or Other Reportable Information to GSSE (give pertinent detail! Killed to event; see page 2 for additional space) If Adverse Event Not If Adverse Event Not Adverse Events or other”, , Did PatientTreatmentTreated: Did Event Improve Treated; Did Event Reappear Reportable Information to On DaleReqovsr?(Spfflijy)A(lcr pnjdiK[ Diaeon[fnucd produ:l Was Pt™ GSSEOr Dose Reduced-1Reinlroduced? D Unknown” Ys N D N’A D VcS No D WA YES NO S 1 ? UnJaimM1nvis DN” nwA nves DN” CWA Yes No 1 Unknown D Ves Q No CI N/A ? Yes ? No ? N/A ? Yes ? No ? Unknown D VtS No C WA D Vt= Q No NM Check All Ttat Apply: D R“uhed In Death (dateand cmeofde-ih): ?Immediately UAHTIMW*!J-J Caiigffl.tii] a Bjrth ?R iiired Or Frulonged Lnpaiient H&apiteli2ationi-i || LJU1KT ?Re.ulted 1, A Penitent Or Signrficant DistAi! g j PREPARED BY: (PRINT) SIGNATURE:DATE: PHONE ? Send to: GSSE Triage Unit Form 1747B500 Arcola Road, Dock E WyethAdverse Event Record Collegeville, PA 19426-3930 Fax No.610-9S9-5544 Tittle Typt Or Print Legibly Ullng Black Ball-Point Pen lilt Bite format: DD-MMM-YYYY Wyelh Repurt Nil.: Cnninmlunt FroducMi) (incJmlt ovtr-the-rauntrx, tltrbll ind nutflllonal prmluttt, tec am mem Itflklll btlow for Iddilkiinl ipice) .. P1™1“5.1 Indication For USE Roule P t Dost Fm ucncy Therapy DaisOr Duiaiion (include ;mi;ni; name) iirengih/farn] ‘ Reltvant Lahorsiory Data And Dltgnojtte Testt/Proceduro (IK comment wttlflo below for addldoml ipice) Dale Tcsl/FKicedure Rtsuit (include units) Nurmal Range (include units) Relevant Medical History (e.g., ditgnuts, illergics, [miiiiii drug reactions, prejlllncy with LMF and EDC, uiuiWng hitiury) STUDY SECTION (cotnpleit If Study h checked on page 1) Paliunl Initials lnvcsligatm No.PaticnlNo.FtiiKlumi/armn No. PrajiKt Nu. Prolucul No. According to the investigator, was Ihe event praduct-rtlated? Q Yes ? Nti (see next box) According to the invesrigjtor, if the eveni was not pinduct-related, was the event possibly related to protocol’? (E.G., TO A PROTOCOL-RELATED PROCEDURE) ? Yts (explain): QNo Q N/A If nut product- or protocol-relate d, is thEnranuihermore likely explanation? G Yes(eipUin); ? No Q N’A Cummtati Initials; Dale: 1747B PAGE 2 OF 2

FORM 1747B ADVERSE EVENT RECORD DIRECTIONS
GENERAL DIRECTIONS:
This form is for use by non-Local Safety Surveillance Unlt (LSSU) personnel.
Ensure legibility and accuracy. Print or type in large clear (un-bolded) font as report may be faxed/scanned multiple times. To ensure accurate interpretation, use only standard medical terminology and avoid non-standard abbreviations or acronyms. All dates must be recorded in the DD/MMM/YYYY format (e.g.10/NOV/2001).
Submit completed form within 24 hours of the date received by Wyeth if reporting initial or follow-up study reports containing fatal or life-threatening adverse events that are considered related to either study product or study protocol.
Submit completed form within 2 business days of the date received by Wyeth if reporting initial or follow-up reports containing:
•	other study serious adverse events (SAEs; excluding fatal or life-threatening events),

•	serious and non-serious spontaneous AEs,

•	AEs with Special Interest/Circumstances including Product-Specific Medically Important AEs and Potentially Medically Important AEs,

•	related SAEs from Investigator originated protocol (IOP) studies, or

•	other reportable information {i.e. pregnancy exposure, lactation exposure, overdose, abuse, device malfunction, accidental exposure and medication error).
Submit completed 1747B forms to the GSSE Triage Unit via one of the following methods:

(1) Fax: Attention:	GSSE Triage Unit
(610) 989-5544

(2) Intranet e-mail:	GSSE Triage Unit

(3) Interoffice mail:	GSSE Triage Unit
Collegeville, Dock E

(4) Overnight mail:	GSSE
Wyeth Research
GSSE, Triage-Dock E
500 Arcola Road
Collegeville, PA 19426
NOTE: AE information should be mailed only if the GSSE Triage Unit will receive it within two business days of the date received by Wyeth.

1747B DIRECTIONS	PAGE 1 OF 6	07OCT2005

FORM 1747B ADVERSE EVENT RECORD DIRECTIONS
Wyeth Report No.
•	Enter Wyeth report number if known.
Date Received
•	The date any Wyeth employee identifies information reportable to GSSE (including an employee of a Wyeth Affiliate) or an agent of Wyeth (including contract research organizations) received or learned of the AE or other reportable information (for example, oral communication, telephone call, letter, fax or electronic transmission). Use date format DD/MMM/YYYY.
Initial Or Follow-Up
•	Identify report as initial or follow-up by checking the appropriate box.
Spontaneous Or Study Information
•	Identify report as spontaneous or study by checking the appropriate box.

•	If study, complete the Study Section on page 2.
Reporter Information
•	This is the person who reports the facts about the AE or other reportable information. Complete all fields if applicable.

•	Identify the occupation of the reporter (for example, physician) including specialty if applicable. If “other” is chosen please specify.
Patient Information
•	Provide the patient’s initials or some other type of identifier that will allow both the submitter and the initial reporter (if different) to locate the case if contacted for follow up.

•	Identify the patient’s sex if known.

•	Indicate whether exposure to the product occurred during a pregnancy. If the patient is an adult male and the patient’s female partner was impregnated/pregnant at the time of exposure select “yes.” Specify additional details (e.g., last menstrual period) in relevant medical history.

•	Provide the patient’s weight at the time of the first event, followed by the unit of weight.

•	Provide the patient’s height followed by the unit of height.

•	Provide the patient’s date-of-birth in the DD MM YYYY format.

•	Provide the patient’s age at the time of the first event, followed by the appropriate unit.

•	Select the patient’s race. If “other” please specify.
Wyeth Product Information
Wyeth Product
•	Specify Wyeth Product
Lot Number
•	Enter lot number provided or “Unknown” if applicable.
Indication for use
Route of Administration
•	Check appropriate box. If “other” is chosen please specify.

1747B DIRECTIONS	PAGE 2 OF 6	07OCT2005

FORM 1747B ADVERSE EVENT RECORD DIRECTIONS
Dose Strength/Form
•	Enter the strength (e.g. 100 mg, 5 ml) and the dose form (e.g. tablet, capsule, injection).
Dose Frequency
•	Enter the frequency of the dose (e.g. once a day, twice weekly).
Therapy Start Date
•	Enter the date the therapy was started.
Therapy Stop Date
•	Enter the date the therapy was stopped. Note that stop date is defined as the last day on which drug was received-not the first day off drug. If therapy continues, enter “continues”.
Additional Product Information
Additional Product
•	Enter additional dosage regimens and/or suspect products. If additional space is needed use Concomitant Product(s) section on page 2.
Lot Number
•	Enter lot number provided or “Unknown” If applicable.
Indication for use
Route of Administration
Dose Strength/Form
•	Enter the strength (e.g. 100 mg, 5 ml) and the dose form (e.g. tablet, capsule, injection).
Dose Frequency
•	Enter the frequency of the dose (e.g. once a day, twice weekly).
Therapy Start Date
•	Enter the date the therapy was started.
Therapy Stop Date
•	Enter the date the therapy was stopped. Note that stop date is defined as the last day on which drug was received-not the first day off drug. If therapy continues, enter “continues”.
Adverse Event or Other Reportable Information to GSSE
Adverse Event(s) or Other Reportable Information to GSSE
•	List one diagnosis or other reportable information to GSSE per box.

•	if a diagnosis is not available, list the sign(s) and symptom(s).

•	Specify events/other reportable information to GSSE, not interventions/procedures (e.g. cholelithiasis vs. cholecystectomy).

•	For more than four events or other reportable information to GSSE, attach an additional page 1 and complete Adverse Event(s) or Other Reportable Information to GSSE and the patient information.
Onset Date
•	Provide the onset date of the event or other reportable information to GSSE.

1747B DIRECTIONS	PAGE 3 OF 6	07OCT2005

FORM 1747B ADVERSE EVENT RECORD DIRECTIONS
Did Patient Recover?
•	Check yes, no or unknown as applicable.
Treatment (specify)
•	List the treatment(s) used for the reported event or other reportable information to GSSE.
If Adverse Event Not Treated: Did Event Improve After Product Discontinued Or Dose Reduced?
•	Check “N/A” when one of the following applies:
•	The product was not discontinued.

•	After the product was discontinued, the reaction abated because of intervention (i.e. treatment).

•	An irreversible event occurred (e.g. stroke, MI, blindness).

•	The Wyeth product was a one-dose product.

•	The event occurred after the product was discontinued.

•	The reported event/information was any of the following: death, congenital anomaly, persistent disability, lack of drug effect, abuse, overdose, pregnancy, accidental exposure, or device malfunction.

•	More than one drug’s dosage was reduced or more than one drug was discontinued.

•	The event abates (improves, resolves or dissipates) spontaneously prior to dechallenge,

•	Not enough time has elapsed to make a dechallenge assessment.
If Adverse Event Not Treated: Did Event Reappear When Product Was Reintroduced?
•	Check “N/A” when one of the following applies:
•	Rechallenge does not occur.

•	Rechallenge was unknown.

•	The product was never discontinued or the dose was never reduced.

•	The Wyeth product was a one-dose product.

•	The event occurred after the product was discontinued.

•	The event recurs after reintroduction of more than one drug.
Check All That Apply: This Section includes Serious Criteria
NOTE: If more than one box is checked in this section, use the Comments section to list each event with its corresponding serious criteria.
•	Immediately Life Threatening - Life threatening events refer to events that place the subject at immediate risk of death from the events as they occur, i.e., it does not include a reaction that, had it occurred in a more severe form, might have caused death.

•	Required or Prolonged Inpatient Hospitalization - A patient is admitted to the hospital for one or more days. This would include an emergency visit that resulted in admission to the hospital. Note: Emergency room visits that do not result in admission to the hospital should be evaluated for one of the other serious criteria (e.g., life threatening).

•	Resulted in A Persistent Or Significant Disability - A substantial disruption in a person’s ability to conduct normal life functions.

•	Resulted in Death - Select death if death is the outcome of the reported adverse event. List date and cause of death.

•	Autopsy Performed? Check applicable response.

•	Congenital Anomaly or Birth Defect.

•	Cancer.

1747B DIRECTIONS	PAGE 4 OF 6	07OCT2005

FORM 1747B ADVERSE EVENT RECORD DIRECTIONS
•	None Of The Above - check this box (if the event is a non-serious event or considered an event that would be included in Other Information Reportable to GSSE.
NOTE: If reporting serious and non-serious events, use the comment section to differentiate what event(s) are serious (as stated above in NOTE) and which event(s) are non-serious.
Prepared By
•	Preparer is required to legibly print name and phone number, sign and date 1747B form.
Wyeth Report No.
•	Enter Wyeth report number if known.
Concomitant Product(s)
•	Enter brand and generic names if available.

•	If a concomitant medication or therapy is suspected of causing the SAE, indicate as suspect medication.

•	Enter indication for use, lot #, dose/strength/form/frequency and therapy dates or duration if known.
Relevant Laboratory Data And Diagnostic Tests/Procedures
•	If dates are unavailable, specify if the lab/test results relate to baseline, during administration of Wyeth/suspect product, at the time of the AE/SAE, follow up to the AE/SAE, etc.

•	Enter test/procedure, result (include units) and normal range (include units) if known.
Relevant Medical History
•	Relevant information
Study Section
•	All fields are mandatory for study reports

•	Complete Patient Initials, Investigator No., Patient No., Randomization No., Project No., and Protocol No. boxes.

•	If Project No, or Protocol No. is unknown or study does not have an assigned number, indicate type of study: Registry, Compassionate Use, or Named Patient Program.
Check Yes Box if Event Product-Related
•	An AE is considered “product-related” for the purposes of regulatory reporting if either the investigator, the medical monitor, the CR&D Project Team Leader, or the local medical monitor assess the AE as product related. If the investigator’s assessment is unknown or unclear, the AE is treated as product-related for purposes of reporting to regulatory authorities. Of note, a product related assessment is not required for situations of pregnancy exposure, lactation exposure, overdose, abuse, device malfunction, accidental exposure, or medication error if no SAE occurred.

1747B DIRECTIONS	PAGE 5 OF 6	07OCT2005

FORM 1747B ADVERSE EVENT RECORD DIRECTIONS
Possible Cause of SAE Other Than Study Product - If “No” is checked in the product-related box, specify another possible cause of the SAE. Check “Yes” box if protocol related and the event was not product-related
•	A protocol-related adverse event is an adverse event that is not related to the test product or comparator but is considered by the investigator to be related to the research conditions (e.g. a protocol required procedure or a protocol required concomitant medication). For example, a subject has a syncopal episode, falls and experiences a concussion during a protocol-required phlebotomy.

•	Another More Likely Explanation - Check “Yes” box if not product or protocol-related and provide more likely explanation/cause.
Comments
Only complete the comments section if you need to explain an adverse event that you entered in the AE Information Section or need more room to add additional AE’s. Provide information relevant to the event. Summarize in chronological order and include the following information:
•	Signs and symptoms that preceded event

•	Description of the event(s) with corresponding serious criteria if necessary

•	Diagnosis, treatment, prognosis and/or plan

•	Date of hospital admission and discharge, if applicable

•	Cause of death. If applicable
Initials and Date

1747B DIRECTIONS	PAGE 6 OF 6	07OCT2005

SCHEDULE 6.6
Wyeth Form 8202
SEE ATTACHED

DIRECTIONS FOR FORM USAGE: COMPLETELY FILL OUT ALL INFORMATION REQUESTED. REMOVE PART ONE, REMOVE PROTECTIVE STRIP TO EXPOSE ADHESIVE, FOLD PART ONE IN HALF ON PERFORATION. PART ONE IS NOW A MAILABLE DOCUMENT. RETAIN PART TWO FOR YOUR RECORDS.
WYETH
HEALTHCARE PROFESSIONAL’S
REQUEST FOR PRODUCT INFORMATION
Please fax completed RPI forms to: (800) 955-2534 or (888) 237-3389

Name of Representative MS. MRS. MR.	Terr. #	Voice Mail #	Date of Request

Submission of adverse events on this form is a violation of corporate policy. Adverse events should be reported directly to Global Safety Surveillance and Epidemiology (GSSE) on an Adverse Experience Record (Form 1747).
PRODUCT:__________________(Product name must be recorded in address area on reverse side also)
Specific Medical Information Requested:

FOLD
Send Information To: (PLEASE TYPE OR PRINT LEGIBLY)

Name

Title
M.D. ☐	D.O. ☐	R.Ph. ☐	Pharm.D. ☐	R.N. ☐	P.A. ☐	N.P. ☐	Other ☐

Specialty	Facility

Address

Email Address:	Desired Response Method:
☐ Standard Mail ☐ Fax ☐ Email

Phone ( )	Fax ( )
I request the information described above to be sent to me by the Global Medical Communications Department of Wyeth Pharmaceuticals. X
*Note: Signature of health-care professional is required for processing of inquiry
GLOBAL MEDICAL COMMUNICATIONS COPY RETURN TO HOME OFFICE

SCHEDULE 7.3
Initial Product Patents
U.S. Patent 6,673,838
U.S. Patent 7,291,347